UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO 1 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HAWKEYE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

3861
(Primary Standard Industrial Classification Code Number)

83-0799093
(I.R.S. Employer Identification Number)

7119 W. Sunset Blvd, #468 Los Angeles, CA 90046 Phone: (310) 606-2054
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Corby Marshall

7119 W. Sunset Blvd, #468

Los Angeles, CA 90046

Phone:  (310) 606-2054

With a copy to:

Cutler Law Group

6575 West Loop South, Suite 500

Bellaire, TX 77401

Telephone: (713) 888-0040

Facsimile: (713) 583-7150

(Name, address, including zip code, and telephone number, including area code, of agent for service)
After this Registration Statement becomes effective.
(Approximate date of commencement of proposed sale to the public)

As filed with the Securities and Exchange Commission on September 28, 2018

Registration number: ______________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: o

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act

Large accelerated filer   oAccelerated filer o

Non-accelerated filer     o Smaller reporting company ý

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	5,000,000	$2.00	$10,000,000	$1,245.00
Common Stock[1]	3,003,250	$2.00	$6,006,500	$747.81
Common Stock issuable upon the exercise of Series A Warrants at $.30 per share[2]	1,505,500	$2.00	$3,011,000	$374.87
Common Stock issuable upon the exercise of Series B Warrants at $.50 per share[2]	1,505,500	$2.00	$3,011,000	$374.87
Common Stock issuable upon the exercise of Series C Warrants at $1.00 per share[2]	1,505,500	$2.00	$3,011,000	$374.87
Common Stock issuable upon the exercise of Series D Warrants at $2.00 per share[2]	1,505,500	$2.00	$3,011,000	$374.87
Common Stock issuable upon the exercise of Series A Warrants at $ 1.00 per share[3]	945,000	$2.00	$1,890,000	$235.31
Common Stock issuable upon the exercise of Series B Warrants at $ 2.00 per share[3]	945,000	$2.00	$1,890,000	$235.31
Total	15,915,250	$2.00	$31,830,500	$3,962.90

(1)Shares offered by Selling Shareholders previously issued in a private offering of securities pursuant to Section 4(2) of the Securities Act; these shares were issued at prices at $.05, $0.15 and $0.50 per share.

(2)Shares issuable upon the exercise of warrants issued to shareholders in connection with a $0.15 private placement.

(3)Shares issuable upon the exercise of warrants issued to shareholders in connection with a $0.50 private placement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT HAS FILED A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 2018

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

HAWKEYE SYSTEMS, INC.

5,000,000 Shares of Common Stock Offered by the Company

3,003,250 Shares of Common Stock Offered by Selling Shareholders

7,912,000 Shares of Common Offered by Selling Shareholders issuable upon exercise of Warrants

This prospectus relates to the offer and sale of a maximum of up to 5,000,000 shares (the “Maximum Offering”) of common stock, $0.0001 par value (“Common Shares”) at $2.00 per share by Hawkeye Systems, Inc., a Nevada corporation (“we”, “us”, “our”, “Hawkeye”, “Company” or similar terms). There is no minimum for this Offering. The Offering will commence promptly on the date upon which this prospectus is declared effective by the SEC and will continue for 18 months.  At the discretion of our board of directors, we may discontinue the offering before expiration of the 18-month period. We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements.

The offering of the 5,000,000 shares is a “best efforts” offering, which means that our officers and directors will use their best efforts to sell the common stock and there is no commitment by any person to purchase any shares. The shares will be offered at a fixed price of $2.00 per share for the duration of the offering. Proceeds from the sale of the shares will be used to implement our plan of operation. Any funds that we raise from our offering of 5,000,000 shares of common stock will be immediately available for our use and will not be returned to investors. We will receive gross proceeds of $10,000,000 if all the shares in this offering are sold.

This is a direct participation offering since we are offering the stock directly to the public without the participation of an underwriter. Our officers and directors are solely responsible for selling shares under this offering and no commission will be paid on any sales. Our officers and directors intend to offer our shares to friends, family members, and business acquaintances for a period of 18 months from the effective date of this prospectus.  In offering the securities on our behalf, our officers and directors will rely on safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934.

Prior to this offering, there has been no public market for our common stock and we have not applied for the listing or quotation of our common stock on any public market.  We have arbitrarily determined the offering price of $2.00 per share in relation to this offering. The offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria. After the effective date of the registration statement, we intend to seek a market maker to file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our common stock quoted on the OTCQB. We currently have no market maker who is willing to list quotations for our stock. There is no assurance that an active trading market for our shares will develop or will be sustained if developed.

This prospectus also relates to the sale of 3,003,250 shares of our common stock currently held by various shareholders (the “Selling Shareholders”), as well as up to 7,912,000 shares of our common stock which may be issued to the Selling Shareholders upon the exercise of warrants.   Of these warrants:  (i) 1,505,000 are exercisable into shares of common stock by the Selling Shareholders at a price of $0.30 per share; (ii) (i) 1,505,000 are exercisable into shares of common stock by the Selling Shareholders at a price of $0.50 per share; (iii) 2,450,000 are exercisable into shares of common stock by the Selling Shareholders at a price of $1.00 per share; and (iv) 2,450,000 are exercisable into shares of common stock by the Selling Shareholders at a price of $2.00 per share.   The prices at which the Selling Shareholders may sell the shares at $2.00 per share until such time as the shares are listed on a national securities exchange, or quoted on the OTC Bulletin Board, OTCQX or OTCQB, at which time the shares may be sold at prevailing market prices or in privately negotiated transactions .  We will not receive proceeds from the sale of our shares by the Selling Shareholders.   The selling shareholders are not affiliated with or controlled by the Company.  They purchased their shares in individual transactions in private placements from the Company and not with a view to sell or distribute those shares.  They are consequently not "underwriters" within the meaning of the Securities Act of 1933, as amended

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

Our business is subject to many risks and an investment in our shares of common stock will also involve a high degree of risk. You should carefully consider the factors described under the heading “risk factors” beginning on page 8 before investing in our shares of common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

____________________

The date of this Prospectus is September 27, 2018

TABLE OF CONTENTS

PROSPECTUS SUMMARY……………………………………………………………………...5

RISK FACTORS………………………………………………………………………………….8

USE OF PROCEEDS……………………………………………………………………………2 2

DETERMINATION OF OFFERING PRICE…………………………………………………... 24

DILUTION……………………………………………………………………………………… 24

SELLING SHAREHOLDERS………………………………………………………………….. 28

PLAN OF DISTRIBUTION…………………………………………………………………….. 30

DESCRIPTION OF SECURITIES……………………………………………………………… 33

DESCRIPTION OF BUSINESS………………………………………………………………... 36

RELATED STOCKHOLDER MATTERS……………………………………………………... 45

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS……………………………... 46

DIRECTORS, EXECUTIVE OFFICERS, PROMOTER AND

CONTROL PERSONS………………………………………………………………………….. 50

EXECUTIVE COMPENSATION………………………………………………………………. 54

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT……………………………………………………………... 56

DISCLOSURE OF COMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES……………………………….. 56

INTEREST OF NAMED EXPERTS AND COUNSEL………………………………………... 56

WHERE YOU CAN FIND MORE INFORMATION………………………………………….. 56

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE……………………………………… 57

FINANCIAL STATEMENTS………………………………………………………………….F-1

Until _____, 2018 (90 business days after the effective date of this prospectus) all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

A CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

PROSPECTUS SUMMARY

As used in this prospectus, references to the “Company,” “we,” “our”, “us” or “Hawkeye” refer to Hawkeye Systems, Inc. unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

Our Company

Hawkeye Systems, Inc., a Nevada corporation incorporated on May 15, 2018, is a technology company that is developing cutting edge optical imaging products for military and law enforcement markets to assist with intelligence, surveillance and reconnaissance (“ISR”). Other potential markets include commercial entertainment and outdoor sportsmanship activities. This “SOCOM to Commercial” (United States Special Operations Command to Commercial) model has worked well for other companies.

On June 7, 2018, the Company entered into a joint-venture partnership with Insight Engineering, LLC (“Insight”). On August 1, 2018, the Company and Insight incorporated Optical Flow, LLC and entered into an operating agreement (the “Joint Venture” or “Optical Flow”) which superseded the previous joint-venture partnership. Pursuant to the Joint Venture, the Company and Insight will co-develop high resolution imaging systems. Insight is a Nevada limited liability corporation that is led by Lucas Foster, who has two decades of experience working on advanced camera technology for entertainment/motion picture uses.

The Company currently owns fifty (50%) percent of the Joint Venture. Pursuant to the terms and conditions of the Joint Venture, the Company must contribute $2,000,000 to the Joint Venture over a 12-month period or it will forfeit its interest in the Joint Venture pro rata to funds raised.

To date, the Company has contributed $ 3 50,000 of cash towards the Joint Venture. The Joint Venture is currently developing a wide field of view, single lens virtual reality imaging product. Initially, these products are being designed to be able to be mounted to law enforcement and/or military personnel to record and stream high resolution images to a Wi Fi or Bluetooth network, when required.

The Joint Venture also retained Terminal Horizon Operations and Resourcing, Inc. (doing business as “Thor International”). Thor International is assisting the Joint Venture with the CRADA and IWP (as defined herein).

On August 1, 2018 the Joint Venture and Insight entered into an exclusive and worldwide license for military and law enforcement purposes (the “License”) to use and build products derived from all technology, information, intellectual property and other materials for or relevant to the 360 degree visible and infrared spectrum single lens camera platform, including without limitation, all business plans, technical plans, specifications, templates, demonstration versions, hardware, equipment, software, devices, methods, apparatus, and product designs. The License is also subject to a five (5%) percent net sales royalty payable to Insight. The License will allow the Joint Venture to excel in developing a next generation body and head camera that sees behind the user and presents a clear and wide field of view. The Joint Venture will develop and own additional technology that may include further iterations of this system, and all the related mounting and charging technologies that facilitate its use.

Our plan of operations over the 12-month period following the successful completion of at least 1,000,000 shares from our offering of 5,000,000 shares of our common stock is to complete development and marketing of our Optical Flow products for military and law enforcement markets.

The Company’s principal office is located at 7119 W. Sunset Blvd, #468, Los Angeles, CA 90046.  Our telephone number is (310) 606-2054.

We are an “emerging growth company” within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with the requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an emerging growth company.

This is a direct participation offering since we are offering the stock directly to the public without the participation of an underwriter. Our officers and directors will be solely responsible for selling shares under this offering and no commission will be paid on any sales.

There has been no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we intend to seek to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”) for our common stock to be eligible for trading on the Over-the-Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

The Offering

Securities Being Offered by the Company :	5,000,000 shares of common stock, par value $0.0001 per share.
Securities Being Offered by Selling Shareholders	3,003,250 shares of common stock
Securities Being Offering by Selling Shareholders upon the exercise of warrants	7,912,000 shares of common stock
Offering price	$2.00 per share

Previous Private Placements

Prior t this offering the Company completed four separate private placements:  (i) a private placement of 2,362,500 shares at $.01 per share; (ii) a private placement of 612,500 shares at $.05 per share; (iii) a private placement of 1,772,000 Units at $.15 per Unit (with each Unit consisting of one share of common stock, one warrant to purchase a share of common stock at $.30 per share, one warrant to purchase a share of common stock at $.50 per share, one warrant to purchase a share of common stock at $1.00 per share and one warrant to purchase a share of common stock at $2.00 per share); and (iv) a private place of 501,250 Units at $.50 per Unit (with each Unit consisting of one share of common stock, two warrants to purchase a share of common stock at $1.00 per share and two warrants to purchase a share of common stock at $2.00 per share).

Net proceeds to us	$10,000,000 assuming the maximum number of shares sold. For further information on the Use of Proceeds, see page 22.
Shares Outstanding Prior to Offering	8,886,416 shares of common stock (does not include shares issuable upon exercise of warrants).
Shares Outstanding After Offering	13,886,416 shares of common stock (assuming no exercises of outstanding warrants).
Subscriptions	All subscriptions once accepted by us are irrevocable.
Registration Costs	All registration costs shall be borne by the Company
Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.
Going Concern

Our financial statements from inception on May 15, 2018 through our fiscal period ended June 30, 2018 report no revenues and a net loss of $42,375.00. Our independent auditor has issued an audit opinion for our Company which includes a statement expressing substantial doubt as to our ability to continue as a going concern.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following known material risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. You could lose all or part of your investment due to any of these risks. An investment in the Company is speculative. A purchase of any of the securities of the Company involves a high degree of risk and should be undertaken only by purchasers whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. An investment in the securities of the Company should not constitute a major portion of an individual’s investment portfolio and should only be made by persons who can afford a total loss of their investment. Prospective purchasers should evaluate carefully the following risk factors associated with an investment in the Company’s securities prior to purchasing any of the securities.

Limited Operating History

The Company has a limited operating history on which to base an evaluation of its business and prospects.  The Company is subject to all the risks inherent in a small company seeking to develop, market and distribute new products.  The likelihood of the Company’s success must be considered, in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development, introduction, marketing and distribution of new products and services in a competitive environment.

Such risks for the Company include, but are not limited to, dependence on the success and acceptance of the Company’s products, the ability to attract and retain a suitable customer base, and the management of growth.  To address these risks, the Company must, among other things, generate increased demand, attract a sufficient clientele base, respond to competitive developments, increase our brand name visibility, successfully introduce new products, attract, retain and motivate qualified personnel and upgrade and enhance the Company’s technologies to accommodate expanded service offerings.  In view of the rapidly evolving nature of the Company’s business and its limited operating history, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

The Company is therefore subject to many of the risks common to early-stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources and lack of revenues.

Need for Additional Capital

The Company has limited revenue-producing operations and will require the proceeds from this offering to execute its full business plan.  The Company believes the proceeds from this offering will be sufficient to develop and commercialize our initial products as described in “Description of Business”.  However, the Company can give no assurance that all, or even a significant portion of these shares will be sold and that any moneys raised will be sufficient to execute the entire business plan of the Company.  In order to complete the development of our

360-degree visible and infrared spectrum single lens camera platform, the Company expects that it will need at least $ 1,650,000 of additional capital. In order to complete development of the AXA, the Company expects that it will need at least $2,000,000 of additional capital specifically for the AXA .  Further, no assurance can be given if additional capital is needed as to how much additional capital will be required or that additional financing can be obtained, or if obtainable, that the terms will be satisfactory to the Company, or that such financing would not result in a substantial dilution of shareholder’s interest. A failure to raise capital when needed would have a material adverse effect on the Company’s business, financial condition and results of operations. In addition, debt and other debt financing may involve a pledge of assets and may be senior to interests of equity holders. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for the Company to obtain additional capital or to pursue business opportunities, including potential acquisitions. If adequate funds are not obtained, the Company may be required to reduce, curtail, or discontinue operations.

The concurrent sales of a substantial number of shares of our common stock by the Selling Shareholders in this offering could cause our stock price to fall, reduce demand for shares and reduce liquidity to investors.

Included as part of this offering is a concurrent sale by Selling Shareholders of up to 3,003,250 shares of common stock previously issued to them and an additional 7,912,000 shares of common stock that may be issued to such Selling Shareholders upon the exercise of warrants.  Sales of a substantial number of shares of our common stock in the public market could occur at any time after a market develops.  These sales, or the market perception that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. These shares may be resold in the public market immediately upon development of a market.

Purchasers of our common stock will incur immediate dilution and may experience further dilution.

Because we have sold in private placements and issued to our founders common stock at significantly lower prices than the shares sold in this Offering, purchasers will immediately incur dilution.  See “dilution.”  Further, upon the exercise of warrants issued in such private placements shareholders may experience further dilution.  In addition, we are authorized to issue up to 400,000,000 shares of common stock and 50,000,000 shares of preferred stock.  Our Board of Directors has the authority to cause us to issue additional shares of common stock without consent of any of our stockholders.  Consequently, the stockholders may experience more dilution in their ownership of our Company in the future, which could have an adverse effect on the trading market for our common shares.

We are materially dependent on acceptance of our products by law enforcement and military markets, both domestic and international. If law enforcement agencies or military do not continue to purchase and use our products, we will have no revenues and be adversely affected.

At any point, due to external factors and opinions, whether or not related to product performance, law enforcement agencies or military may elect to no longer purchase our camera systems or other products .

Contracting on government programs is subject to significant regulation, including rules related to bidding, billing and accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment.

Like all government contractors, we are subject to risks associated with this contracting, including substantial civil and criminal fines and penalties. These fines and penalties could be imposed for failing to follow procurement integrity and bidding rules, employing improper billing practices or otherwise failing to follow cost accounting standards, receiving or paying kickbacks or filing false claims. We expect to be subjected to audits and investigations by U.S. and State government agencies and authorities. The failure to comply with the terms of our government contracts could harm our business reputation. It could also result in our progress payments being withheld or our suspension or debarment from future government contracts, which could have a material affect on our operational and financial results.

We currently have no sales.

We have yet to derive any revenues from sales of our camera system products. Our failure to develop sufficient demand for these products, or their failure to maintain broad market acceptance, would significantly harm our growth prospects, operating results and financial condition.

The success of our camera system is materially dependent on acceptance of this business model by our law enforcement and military customers. Delayed or lengthy time to adoption by law enforcement agencies or military will negatively impact our sales and profitability.

Typically law enforcement agencies and military are slow to adopt new technologies, including our camera system products. As we are a new company completing development, our products are not presently widely adopted by our potential law enforcement and military customers. As such, the sales cycle has additional complexity with the need to educate our customers and address issues regarding technical requirements, implementation and training and other issues. Delays in successfully securing widespread adoption of our camera system could adversely affect our revenues, profitability and financial condition.

If we are unable to design, introduce and sell new products or new product features successfully, our business and financial results could be adversely affected.

Our future success will depend on our ability to develop new products or new product features that achieve market acceptance in a timely and cost-effective manner. The development of new products and new product features is complex, time consuming and expensive, and we may experience delays in completing the development and introduction of new products. We cannot provide any assurance that products that we may develop in the future will achieve market acceptance. If we fail to develop new products or new product features on a timely basis that achieve market acceptance, our business, financial results and competitive position could be adversely affected.

Delays in product development schedules may adversely affect our revenues and cash flows.

The development of our complex camera system is a complex and time-consuming process. New products and enhancements to existing products can require long development and testing periods. Our increasing focus on our camera system also presents new and complex development issues. Significant delays in new product or service releases or significant problems in creating new products or services could adversely affect our business, financial results and competitive position.

We face risks associated with rapid technological change and new competing products.

The technology associated with law enforcement and military devices is receiving significant attention and is rapidly evolving. While neither we nor the Joint Venture currently have a patent, Insight and its partners have some patent protection in certain key areas of our camera systems .  I t is possible , however, that new technology may result in competing products that operate outside those patents and could present significant competition for our products, which could adversely affect our business, financial results and competitive position.

Defects in our products could reduce demand for our products and result in a loss of sales, delay in market acceptance and damage to our reputation.

Complex components and assemblies used in our products may contain undetected defects that are subsequently discovered at any point in the life of the product. Defects in our products could result in a loss of sales, delay in market acceptance and damage to our reputation and increased warranty costs, which could adversely affect our business, financial results and competitive position.

If our security measures are breached and unauthorized access is obtained to customers’ data or our data, our network may be perceived as not being secure, customers may curtail or stop using products from our Company service and we may incur significant legal and financial exposure and liabilities.

Law enforcement and military are exceptionally concerned about protection of data.  Sales of our products involves the storage and transmission of customers’ proprietary information, and security breaches could expose us to a risk of loss of information or the total deletion of all stored customer data, litigation and possible liability. We devote resources to engineer secure products and ensure security vulnerabilities are mitigated, and we require out third-party service providers to do so as well. Despite these efforts, security measures may be breached as a result of third-party action, employee error, and malfeasance or otherwise. Breaches could occur during transfer of data to data centers or at any time, and result in unauthorized access to our data or our customers’ data. Third-parties may attempt to fraudulently induce employees or customers into disclosing sensitive information such as user names, passwords or other information in order to gain access to our data or our customers’ data. Additionally, hackers may develop and deploy viruses, worms, and other malicious software programs that attack or gain access to our networks and data centers. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Moreover, our security measures and/or those of our third party service providers and/or customers may not detect such security breaches if they occur. Any security breach could result in a loss of confidence in our Company, damage our reputation, lead to legal liability, negatively impact our future sales and significantly harm our growth prospects, operating results and financial condition.

O ur intended end-user customers are subject to budgetary and political constraints that may delay or prevent sales.

O ur intended end-user customers are government law enforcement or military agencies. These agencies often do not set their own budgets and therefore, have limited control over the amount of money they can spend. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. As a result, even if an agency wants to acquire our products, it may be unable to purchase them due to budgetary or political constraints, particularly in challenging economic environments. There can be no assurance that the economic and budgeting issues will not worsen and adversely impact sales of our products. Some government agency orders may also be canceled or substantially delayed due to budgetary, political or other scheduling delays, which frequently occur in connection with the acquisition of products by such agencies, and such cancellations may accelerate or be more severe than we have experienced historically.

We may have to expend significant resources in anticipation of a sale due to lengthy sales cycle s and may receive no revenue in return.

Generally, law enforcement and military agencies consider a wide range of issues before committing to purchase our products, including product benefits, training costs, the cost to use our products in addition to, or in place of, other products, budget constraints and product reliability, safety and efficacy. The length of our sales cycle may range from a few weeks to as long as several years. Adverse publicity surrounding our products or the safety of such products could lengthen our sales cycle with customers. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. If these potential customers do not purchase our products, we will have expended significant resources and received no revenue in return.

Due to municipal government funding rules, certain of our contracts are subject to appropriation, termination for convenience, or similar cancellation clauses, which could allow our customers to cancel or not exercise options to renew contracts in the future.

If agencies do not appropriate money in future year budgets, terminate contracts for convenience or if other cancellation clauses are invoked, revenue associated with these bookings will not ultimately be recognized, and could result in a reduction to bookings.

We may face personal injury, wrongful death and other liability claims that harm our reputation and adversely affect our potential sales and financial condition.

If we secure customers, o ur products may be used in aggressive military of law enforcement confrontations that may result in serious, permanent bodily injury or death to those involved. Our products may be associated with these injuries. A person, or the family members of a person, injured in a confrontation or otherwise in connection with the use of our products, may bring legal action against us to recover damages on the basis of theories including wrongful death, personal injury, negligent design or defective product. We may also be subject to lawsuits involving allegations of misuse of our products. If successful, wrongful death, personal injury, misuse and other claims could have a material adverse effect on our operating results and financial condition and could result in negative publicity about our products. Although we carry product liability insurance, we may incur significant legal expenses within our self-insured retention in defending these lawsuits and significant litigation could also result in a diversion of management’s attention and resources, negative publicity and a potential award of monetary damages in excess of our insurance coverage. The outcome of any litigation is inherently uncertain and there can be no assurance that our existing or any future litigation will not have a material adverse effect on our business, financial condition or operating results.

We are subject to claw-back terms.

The Joint Venture that we have with Insight is subject to claw-back provisions if we do not meet the payment terms under the license and operating agreements.

Litigation

The Company and/or its directors and officers may be subject to a variety of civil or other legal proceedings, with or without merit. From time to time in the ordinary course of its business, we may become involved in various legal proceedings, including commercial, employment and other litigation and claims, as well as governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources and cause us to incur significant expenses. Furthermore, because litigation is inherently unpredictable, the results of any such actions may have a material adverse effect on our business, operating results or financial condition.

Protection of Intellectual Property Rights

The future success of our business is dependent upon the intellectual property rights surrounding our technology, including trade secrets, know-how and continuing technological innovation. Although we will seek to protect our proprietary rights, our actions may be inadequate to protect any proprietary rights or to prevent others from claiming violations of their proprietary rights.  There can be no assurance that other companies are not investigating or developing other technologies that are similar to our technology.  In addition, effective intellectual property protection may be unenforceable or limited in certain countries, and the global nature of the Internet makes it impossible to control the ultimate designation of our technology. Any of these claims, with or without merit, could subject us to costly litigation.  If the protection of proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished. Any of these events could have an adverse effect on our business and financial results.

Our dependence on third-party suppliers for key components of our devices could delay shipment of our products and reduce our sales.

We will depend on certain domestic and foreign suppliers for the delivery of components used in the assembly of our products. Our reliance on third-party suppliers creates risks related to our potential inability to obtain an adequate supply of components or sub-assemblies and reduced control over pricing and timing of delivery of components and sub-assemblies. Specifically, we depend on suppliers of sub-assemblies, machined parts, injection molded plastic parts, printed circuit boards, custom wire fabrications and other miscellaneous customer parts for our products. We do not have long-term agreements with any of our suppliers and there is no guarantee that supply will not be interrupted. Due to changes imposed for imports of foreign products into the U.S., as well as potential port closures and delays created by terrorist attacks or threats, public health issues, national disasters or work stoppages, we are exposed to risk of delays caused by freight carriers or customs clearance issues for our imported parts. Any interruption of supply for any material components of our products could significantly delay the shipment or development of our products and have a material adverse effect on the Company .

Component shortages could result in our inability to produce at a volume to adequately meet customer demand, which could result in a loss of sales, delay in deliveries and injury to our reputation.

Single or sole-source components used in the manufacture of our products may become unavailable or discontinued. Delays caused by industry allocations or obsolescence may take weeks or months to resolve. In some cases, parts obsolescence may require a product re-design to ensure quality replacement components. These delays could cause significant delays in manufacturing and loss of sales, leading to adverse effects significantly impacting our financial condition or results of operations and injure our reputation.

Catastrophic events may disrupt our business.

A disruption or failure of our systems or operations in the event of a major earthquake, weather event, fire, explosion, failure to contain hazardous materials, industrial accident, cyber-attack, terrorist attack, or other catastrophic event could cause delays in completing sales, providing services, or performing other mission-critical functions. A catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems could harm our ability to conduct normal business operations and our operating results as well as expose us to claims, litigation and governmental investigations and fines.

A cyber or security breach or disruption or failure in a computer system could adversely affect us.

Our operations depend on the continued and secure functioning of our computer and communications systems and the protection of information stored in computer databases maintained by us and, in certain circumstance, by third parties. Such systems and databases are subject to breach, damage, disruption or failure from, among other things, cyber attacks and other unauthorized intrusions, power losses, telecommunications failures, earthquakes, fires and other natural disasters.

We face threats to our computer and communications systems and databases of unauthorized access, computer hackers, computer viruses, malicious code, cyber crime, organized cyber attacks and other security problems and system disruptions. In particular, we may be targeted by experienced computer programmers and hackers (including those sponsored by foreign governments) who may attempt to penetrate our cyber security defenses and damage or disrupt our computer and communications systems and misappropriate or compromise our intellectual property or other confidential information or that of our customers.

However, despite our efforts to secure our systems and databases and meet cyber protection and information assurance requirements, we may still face system failures, data breaches, loss of intellectual property and interruptions in our operations, which could have a material adverse effect on our business, financial condition and results of operations.

Undetected problems in our products could impair our financial results and give rise to potential product liability claims.

If there are defects in the design, production or testing of our or our subcontractors’ products and systems, including our products sold for public safety purposes in the homeland security area, we could face substantial repair, replacement or service costs, potential liability and damage to our reputation. In addition, we must comply with regulations and practices to prevent the use of parts and components that are considered as counterfeit or that violate third party intellectual property rights. We may not be able to obtain product liability or other insurance to fully cover such risks, and our efforts to implement appropriate design, testing and manufacturing processes for our products or systems may not be sufficient to prevent such occurrences, which could have a material adverse effect on our business, results of operations and financial condition.

Our future success depends on our ability to develop new offerings and technologies.

The markets we serve are characterized by rapid changes in technologies and evolving industry standards. In addition, some of our systems and products that are intended to be installed on platforms may have a limited life or become obsolete. O ur future success will require that we:

•identify emerging technological trends;

•identify additional uses for our existing technology to address customer needs;

•develop and maintain competitive products and services;

•add innovative solutions that differentiate our offerings from those of our competitors;

•bring solutions to the market quickly at cost-effective prices;

•develop working prototypes as a condition to receiving contract awards; and

•structure our business, through joint ventures, and other forms of alliances, to reflect the competitive environment.

We will need to invest significant financial resources to pursue these goals, and there can be no assurance that adequate financial resources will continue to be available to us for these purposes. We may experience difficulties that delay or prevent our development, introduction and marketing of new or enhanced offerings, and such new or enhanced offerings may not achieve adequate market acceptance. Moreover, new technologies or changes in industry standards or customer requirements could render our offerings obsolete or unmarketable. Any new offerings and technologies are likely to involve costs and risks relating to design changes, the need for additional capital and new production tools, satisfaction of customer specifications, adherence to delivery schedules, specific contract requirements, supplier performance, customer performance and our ability to predict program costs. New products may lack sufficient demand or experience technological problems or production delays. If we fail in our new product development efforts, or our products or services fail to achieve market acceptance more rapidly than the products or services of our competitors, our ability to obtain new contracts could be negatively impacted. Any of the foregoing costs and risks could have a material adverse impact on our business, results of operations, financial condition and cash flows.

We face acquisition and integration risks.

From time to time we make equity or asset acquisitions and investments in companies and technology ventures. Such acquisitions involve risks and uncertainties such as:

•our pre-acquisition due diligence may fail to identify material risks;

•significant acquisitions may negatively impact our cash flow;

•significant goodwill assets recorded on our consolidated balance sheet from prior acquisitions are subject to impairment testing, and unfavorable changes in circumstances could result in impairment to those assets ;

•acquisitions may result in significant additional unanticipated costs associated with price adjustments or write-downs;

•we may not integrate newly-acquired businesses and operations in an efficient and cost-effective manner;

•we may fail to achieve the strategic objectives, cost savings and other benefits expected from acquisitions, which could negatively impact our financial ratios and covenants;

•the technologies acquired may not prove to be those needed to be successful in our markets or may not have adequate intellectual property rights protection;

•we may assume significant liabilities that exceed the enforceability or other limitations of applicable indemnification provisions, if any, or the financial resources of any indemnifying parties, including indemnity for tax or regulatory compliance issues, such as anti-corruption and environmental compliance, that may result in our incurring successor liability;

•we may fail to retain key employees of the acquired businesses;

•the attention of senior management may be diverted from our existing operations; and

•certain of our newly acquired operating subsidiaries in various countries could be subject to more restrictive regulations by the local authorities after our acquisition, including regulations relating to foreign ownership of, and export authorizations for, local companies.

Bankruptcy of joint venture partners could impose delays and costs on us with respect to the jointly owned intellectual property and products.

In addition to the possible effects on our joint venture of a bankruptcy filing by us, the bankruptcy of one of the other investors in any of our jointly owned businesses could materially and adversely affect us.

We operate in a competitive industry.

The markets in which we participate are highly competitive and characterized by technological change. If we are unable to improve existing systems and products and develop new systems and technologies in order to meet evolving customer demands, our business could be adversely affected. The market for body worn camera platforms continues to evolve in response to changing technologies, shifting customer needs and expectations and the potential introduction of new products. Competitors in this specific market with a focus on military and law enforcement include GoPro, Inc., Axon Enterprises Inc. and MOHOC, Inc. Continued evolution in the industry and technology shifts are creating opportunities for both established and new competitors. Competitors to AXA include Raytheon Company and L3 Technologies, Inc. Key competitive factors include: product performance; product features; product quality and warranty; total cost of ownership; data security; data and information work flows; company reputation and financial strength; and relationship with customers. In addition, our competitors could introduce new products with innovative capabilities, which could adversely affect our business. Many of these competitors are larger and have greater resources than us, and therefore may be better positioned to take advantage of economies of scale and develop new technologies. Some of these competitors are also our suppliers in some programs.

Growth Strategy Implementation; Ability to Manage Growth

The Company anticipates that significant expansion will be required to address potential growth in its customer base and market opportunities.  The Company’s expansion is expected to place a significant strain on the Company’s management, operational and financial resources.  To manage any material growth of its operations and personnel, the Company may be required to improve existing operational and financial systems, procedures and controls and to expand, train and manage its employee base.  There can be no assurance that the Company’s planned personnel, systems, procedures and controls will be adequate to support the Company’s future operations, that management will be able to hire, train, retain, motivate and manage required personnel or that the Company’s management will be able to successfully identify, manage and exploit existing and potential market opportunities.  If the Company is unable to manage growth effectively, its business, prospects, financial condition and results of operations may be materially adversely affected.

Dependence upon Management and Key Personnel

The Company is, and will be, heavily dependent on the skill, acumen and services of the management of the Company, in particular Corby Marshall.  The loss of the services of these key individuals, and certain others, for any substantial length of time would materially and adversely affect the Company’s results of operation and financial position (See “Management”).  The Joint Venture agreement may be terminated in the event Corby Marshall is no longer an officer or director other than as a result of death or disability.  Management and directors of the Company are not required to devote any specific number of hours to the Company.

Other Nonpublic Sales of Securities Likely

As part of the Company’s plan to raise additional capital, the Company will likely make offers and sales of its common stock and/or preferred stock to qualified investors in transactions which are exempt from registration under the 1933 Act, as amended, in the future.  Other offers and sales of common stock or preferred stock may be at prices per share that are higher or lower than the price per share in this offering or higher or lower than the conversion rate of the share of this offering.  The Company reserves the right to set prices at its discretion, which prices need not relate to any ascertainable criterion of value.  There can be no assurance the Company will not make other offers at lower prices per share, when, at the Company’s discretion, such price is deemed by the Company to be reasonable under the circumstances.  Additional future nonpublic sales of equity may result in dilution of shareholder interests in the Company.

Arbitrary Offering Price

The offering price of the common shares offered hereunder has been arbitrarily determined by the Company and bears no relationship to any objective criterion of value.  The price does not bear any relationship to the assets, book value, historical earnings or net worth of the Company.  In determining the offering price, the Company considered such factors as the prospects, if any, for similar companies, the previous experience of management, the Company’s anticipated results of operations, the present financial resources of the Company and the likelihood of acceptance of this offering.  Please review any financial or other information contained in this prospectus with qualified persons to determine its suitability as an investment before purchasing any shares in this offering.

Limited Market for Securities

The Company’s securities are not currently quoted on any recognized stock exchange or trading platform.  Therefore, there is currently no market for the Company’s common stock is limited.  There can be no assurance that a meaningful trading market will develop.  If a market does not develop, investors in this offering may be required to hold their shares for an unlimited period of time and may be unable to sell their shares other than in privately negotiated transactions.

The Company’s Common Stock is subject to penny stock rules and regulations

The common stock sold in this offering will be considered to be a “penny stock” under applicable rules and regulations.   The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure related to the market for penny stocks and for trades in any stock defined as a penny stock.  The Commission adopted regulations under such Act, which defines penny stock to be any non-NASDAQ equity security that has a market price of less than $5.00 per share (as defined).  Unless exempt, for any transaction in a penny stock, the new rules require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission explaining important concepts involving the penny stock market, the nature of such market, terms used in such market, the broker/dealer's duties to the customer, a toll-free telephone number for inquiries about the broker/dealer's disciplinary history and the customer's rights and remedies in case of fraud or abuse in the sale.  Disclosure also has to be made about commissions payable to both the broker/dealer and the registered representative and current quotations of securities.  Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  Non-NASDAQ stocks would not be covered by the definition of penny stock for (i) issuers who have $3,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years); (ii) transactions in which the customer is an institutional accredited investor; and (iii) transactions that are not recommended by the broker/dealer.

Dividend Policy

To date, the Company has not declared or paid any cash dividends on its stock and do not anticipate paying cash dividends in the foreseeable future.  The payment of cash dividends, if any, in the future will be at the sole discretion of the Board of Directors.

Control by Existing Management

Under the terms of the Company’s Articles of Incorporation filed with the Secretary of State of Nevada with respect to the rights, preferences and limitations of the common shares, each common shareholder is entitled to vote on any matters presented to stockholders of the Company.  The present officers and directors of the Company will own approximately 48.6% of the issued and outstanding common shares and will continue to own approximately 31.1% if all of the shares offered hereunder are sold.  As a result, purchasers of the common shares will have only a limited voice in the Company’s management, which is likely to be controlled by the present officers and directors of the Company.  Although if all shares are sold management will not have actual 50% majority control, management is likely to vote as group and will still retain significant voting control of the Company.  (See “Principal Shareholders” and “Description of Securities”).

Proceeds Applied to General Corporate Purposes - Management Discretion

Although a portion of the net proceeds of this prospectus are for specific uses, the balance will be available for working capital and general corporate purposes.  Therefore, the application of the net proceeds of this offering is substantially within the discretion of the management.  Investors will be relying on the Company’s management and business judgment based solely on limited information.  No assurance can be given that the application of the net proceeds of this prospectus will result in the Company achieving its financial and strategic objectives.

Profitability

There is no assurance that we will earn profits in the future, or that profitability will be sustained. There is no assurance that future revenues will be sufficient to generate the funds required to continue our business development and marketing activities.  If we do not have sufficient capital to fund our operations, we may be required to reduce our sales and marketing efforts or forego certain business opportunities. To date, we have not made any sales.

The Company’s product features may infringe claims of third-party patents, which could affect its business and profitability adversely.

The Company cannot assure that its product features do not infringe on patents held by others or that they will not in the future.

If all or any portion of the Company’s services were found to infringe a patent, it could be required to restructure its payment system, stop offering its payment product altogether, or pay substantial damages or license fees to third party patent owners. Even if the Company prevails in a lawsuit, litigation can be expensive and can consume substantial amounts of management time and attention.

If the Company cannot keep pace with rapid technological developments to provide new and innovative programs, products and services, the use of its products and its revenues could decline.

Rapid, significant technological changes continue to confront the industry in which the Company operates. The Company cannot predict the effect of technological changes on its business. The Company expects that new technologies applicable to the industry in which it operates will continue to emerge. These new technologies may be superior to, or render obsolete, the technologies that the Company currently uses in its products. Incorporating new technologies into the Company products may require substantial expenditures and take considerable time, and ultimately may not be successful. In addition, the Company’s ability to adopt and develop new technologies may be inhibited by industry-wide standards, new laws and regulations, resistance to change from consumers or merchants, or third parties’ intellectual property rights. The Company’s success will depend on its ability to develop new technologies and adapt to technological changes, evolving industry standards as well as the regulatory environment.

If we are unable to maintain and promote our brand, our business and operating results may be harmed.

Management of the Company believes that maintaining and promoting our brand is critical to expanding our customer base. Maintaining and promoting our brand will depend largely on our ability to continue to provide useful, reliable and innovative services, which we may not do successfully. We may introduce new features, products, services or terms of service that our customers do not like, which may negatively affect our brand and reputation. Maintaining and enhancing our brand may require us to make substantial investments, and these investments may not achieve the desired goals. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in this effort, our business and operating results could be adversely affected.

Conflicts of Interest

Certain of our directors and officers are also directors and officers of other companies, and conflicts of interest may arise between their duties as our officers and directors and as officers and directors of such other companies. In addition, as applicable, such directors and officers will refrain from voting on any matter in which they have a conflict of interest.

Going-Concern Risks

The financial statements have been prepared on a going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. Our future operations are dependent upon the identification and successful completion of equity or debt financing and the achievement of profitable operations at an indeterminate time in the future. There can be no assurances that we will be successful in completing an equity or debt financing or in achieving profitability.

Declines in economic conditions, including increased volatility in the capital and credit markets, could adversely affect our business, results of operations and financial condition.

An economic recession can result in extreme volatility and disruption of our capital and credit markets. The resulting economic environment may be affected by dramatic declines in the stock and housing markets, increases in foreclosures, unemployment and costs of living, as well as limited access to credit. Additionally, access to capital and credit markets could be disrupted over an extended period, which may make it difficult to obtain the financing we may need for future growth and/or to meet our debt service obligations as they mature. Any of these events could harm our business, results of operations and financial condition.

USE OF PROCEEDS

Our public offering of 5,000,000 shares is being made on a self-underwritten basis:  no minimum number of shares must be sold in order for the offering to proceed.  The offering price per share is $2.00. In addition to the current cash on hand, the table below depicts how we plan to utilize the proceeds in the event that 25%, 50%, 75% and 100% of the shares in this offering are sold; however, the amounts actually expended for working capital as well as other purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under “Risk Factors.”  Accordingly, we will retain broad discretion in the allocation of proceeds of this Offering.

Number of shares sold	25%	50%	75%	100%
Gross proceeds from this Offering (1)(2)	$2,500,000	$5,000,000	$7,500,000	$10,000,000
Offering Costs	$70,000	$70,000	$70,000	$70,000
Net proceeds from this Offering	$2,430,000	$4,930,000	$7,430,000	$9,930,000
Operations	Nil	Nil	$2,000,000	$3,700,000
Software/Platform Development for head/body camera(3)	$1, 650 ,000	$1, 650 ,000	$1, 650 ,000	$1, 650 ,000
Software/Platform Development for AXA	Nil(4)	$2,500,000	$2,500,000	$2,500,000
Marketing & Advertising	$130,000	$130,000	$230,000	$455,000
Regulatory Matters (legal, and compliance)	$75,000	$75,000	$125,000	$250,000
Intellectual Property	$75,000	$75,000	$125,000	$175,000
General & Administrative	$100,000	$100,000	$300,000	$500,000
General Working Capital	$ 400 ,000	$ 400 ,000	$ 400 ,000	$ 700 ,000

(1)Expenditures for the 12 months following the completion of this offering.  The expenditures are categorized by significant area of activity. The Company will hire more employees and consultants and scale up its operations based on the amount of funds it has.

(2)Due to the uncertainties inherent in product development it is difficult to estimate with certainty the exact amounts of the net proceeds from this offering that may be used for the above purposes.

(3)Pursuant to the Joint Venture with Insight. 20% of the funds for research and design; 30% for building the early hardware prototypes; 17.5% for software platform development; 10% for product demonstrations and sales; 15% for final refinements and inputs from customers; and 7.5% for testing and certification. To date, the Company has contributed $350,000 to the Joint Venture for the development of its products.

(4)If the Company does not raise at least $2,000,000 it may not develop the AXA. The Company expects that it will need to raise at least $5,000,000 to fully develop both the head/body camera technology and the AXA product.

The above figures represent only estimated costs. There may be circumstances, however, where for sound business reasons a reallocation of funds may be necessary. Use of proceeds will be subject to the discretion of management.

Any funds we raise from our offering of 5,000,000 shares of common stock will be immediately available for our use and will not be returned to investors.  We will not maintain an escrow, trust, or similar account for the receipt of proceeds from the sale of our shares.  Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws.  If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscriptions. If that happens, you will lose your investment and your funds will be used to pay creditors.

This prospectus also relates to shares of our common stock that may be offered and sold from time to time by the Selling Shareholders.  We will receive no proceeds from the sale of shares by the Selling Shareholders of common stock registered in this offering.

We have previously received approximately $659,425 from the sale of shares to the Selling Shareholders.  The application of the proceeds of these private sales is at the discretion of management.  In addition, we may receive up to $9,741,100 in additional proceeds upon the exercise of warrants issued in connection with these private placements.  The application of any such proceeds from exercise of warrants is at the discretion of management.

This expected use of net proceeds from this offering and our existing cash represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results of input from consumers and merchants, regulatory matters and any collaborations that we may enter into with third parties for our product development, and any unforeseen cash needs.

DETERMINATION OF THE OFFERING PRICE

The offering price of the 5,000,000 shares being offered has been determined arbitrarily by us. The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company.  Accordingly, the offering price should not be considered an indication of the actual value of the securities.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. The following tables compare the differences of your investment in our shares with the investment of our existing stockholders.

The price of the current offering is fixed at $2.00 per share. This price is significantly higher than the price paid by existing shareholders for common equity since the Company’s inception.

As of June 30, 2018, the net tangible book value of our shares of common stock was $471,850 or approximately $0.05 per share based upon 8,886,416 shares outstanding.

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 13,886,416 shares to be outstanding will be $10,401,850 or approximately $0.75 per share. The net tangible book value per share prior to the offering is $0.05. The net tangible book value of the shares held by our existing stockholders will be increased by $0.70 per share without any additional investment on their part. Investors in the offering will incur an immediate dilution from $2.00 per share to $0.75 per share.

After completion of this offering, if 5,000,000 shares are sold, investors in the offering will own approximately 36% of the total number of shares then outstanding for which they will have made cash investment of $10,000,000, or $2.00 per share. Our existing stockholders will own approximately 64% of the total number of shares then outstanding, for which they have fully paid contributions of cash totaling $659,425 or $0.074 per share.

After completion of this offering, if all 5,000,000 shares are sold and all of the 7,912,000 warrants issued to prior investors are exercised, investors in the offering will own approximately 23.4% of the shares then outstanding for which they will have made a cash investment of $10,000,000, or $2.00 per share.  Upon exercise of such warrants, our existing stockholders will own approximately 76.6% of the total number of shares then outstanding, for which they will have paid contributions of cash totaling $10,400,525 or $0.62 per share.

If 75% of the Shares Are Sold

Upon completion of this offering, in the event 3,750,000 shares are sold, the net tangible book value of the 12,636,416 shares to be outstanding will be $7,901,850, or approximately $0.66 per share. The net tangible book value per share prior to the offering is $0.05. The net tangible book value of the shares held by our existing stockholders will be increased by $0.61 per share without any additional investment on their part. Investors in the offering will incur an immediate dilution from $2.00 per share to $0.66 per share.

After completion of this offering, if 3,750,000 shares are sold and all of the 7,912,000 warrants issued to prior investors are exercised, investors in the offering will own approximately 18.2% of the shares then outstanding for which they will have made a cash investment of $10,000,000, or $2.00 per share.  Upon exercise of such warrants, our existing stockholders will own approximately 81.8% of the total number of shares then outstanding, for which they will have paid contributions of cash totaling $10,400,525 or $0.62 per share.

If 50% of the Shares Are Sold

Upon completion of this offering, in the event 2,500,000 shares are sold, the net tangible book value of the 11,386,614 shares to be outstanding will be $5,401,850, or approximately $0.47 per share. The net tangible book value per share prior to the offering is $0.05. The net tangible book value of the shares held by our existing stockholders will be increased by $0.42 per share without any additional investment on their part. Investors in the offering will incur an immediate dilution from $2.00 per share to $0.47 per share.

After completion of this offering, if 2,500,000 shares are sold and all of the 7,912,000 warrants issued to prior investors are exercised, investors in the offering will own approximately 13.0% of the shares then outstanding for which they will have made a cash investment of $10,000,000, or $2.00 per share.  Upon exercise of such warrants, our existing stockholders will own approximately 87.0% of the total number of shares then outstanding, for which they will have paid contributions of cash totaling $10,400,525 or $0.62 per share.

If 25% of the Shares Are Sold

Upon completion of this offering, in the event 1,250,000 shares are sold, the net tangible book value of the 10,136,614 shares to be outstanding will be $2,901,850 or approximately $0.29 per share. The net tangible book value per share prior to the offering is $0.05. The net tangible book value of the shares held by our existing stockholders will be increased by $0.22 per share without any additional investment on their part. Investors in the offering will incur an immediate dilution from $2.00 per share to $0.29 per share.

After completion of this offering, if 1,250,000 shares are sold and all of the 7,912,000 warrants issued to prior investors are exercised, investors in the offering will own approximately 6.9% of the shares then outstanding for which they will have made a cash investment of $10,000,000, or $2.00 per share.  Upon exercise of such warrants, our existing stockholders will own approximately

81.8% of the total number of shares then outstanding, for which they will have paid contributions of cash totaling $10,400,525 or $0.62 per share.

Existing Shareholders if all Shares Sold

Price per share	$2.00
Net tangible book value per share before offering	$0.05
Potential gain to existing shareholders	$0.70
Net tangible book value per share after offering	$0.75
Increase to present shareholders in net tangible book value per share after offering	$0.70
Capital contributions	$659,425
Number of shares outstanding before the offering	8,886,614
Number of shares after offering held by existing shareholders	8,886,614
Percentage of ownership after offering	64
Number of shares after offering held by existing shareholders if all warrants are exercised	16,798,416
Capital contributions of existing shareholders if all warrants are exercised	$10,142,950
Net tangible book value per share after offering if all warrants are exercised	$0.98
Percentage of ownership to investors if all shares sold and all warrants are exercised	23.4%
Percentage of ownership of existing shareholders after offering if all warrants are exercised	76.6%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$2.00
Dilution per share	$1.25
Capital contributions	$10,000,000
Percentage of capital contributions	93.8
Number of shares after offering held by public investors	5,000,000
Percentage of ownership after offering	36
Percentage of capital contributions if all warrants are exercised	49.6%
Percentage of ownership after offering if all warrants are exercised	23.4%

Purchasers of Shares in this Offering if 75% of Shares Sold

Price per share	$2.00
Dilution per share	$1.34
Capital contributions	$7,500,000
Percentage of capital contributions	91.8
Number of shares after offering held by public investors	3,750,000
Percentage of ownership after offering	29.7
Percentage of capital contributions if all warrants are exercised	49.6%
Percentage of ownership after offering if all warrants are exercised	18.2%

Purchasers of Shares in this Offering if 50% of Shares Sold

Price per share	$2.00
Dilution per share	$1.53
Capital contributions	$5,000,000
Percentage of capital contributions	88.3
Number of shares after offering held by public investors	2,500,000
Percentage of ownership after offering	21 . 9
Percentage of capital contributions if all warrants are exercised	49.6%
Percentage of ownership after offering if all warrants are exercised	13.0%

Purchasers of Shares in this Offering if 25% of Shares Sold

Price per share	$2.00
Dilution per share	$1.71
Capital contributions	$2,500,000
Percentage of capital contributions	79.1
Number of shares after offering held by public investors	1,25,000
Percentage of ownership after offering	12.3
Percentage of capital contributions if all warrants are exercised	49.6%
Percentage of ownership after offering if all warrants are exercised	6.9%

SELLING SHAREHOLDERS

The shares offered pursuant to this Prospectus are offered on the account of various shareholders (the “Selling Shareholders”).  None of the Selling Shareholders hold or have held in the past three years any position, office, or other material relationship with the Issuer, except as provided below.  The Selling Shareholders are not affiliated with or controlled by the Company.  They purchased their shares in individual transactions in private placements from the Company and not with a view to sell or distribute those shares.  They are consequently not "underwriters" within the meaning of the Securities Act of 1933, as amended.

The following table summarizes the shares held by the Selling Shareholders:

Name and position	Shares Beneficially Owned Prior to Offering	Shares Offered	Shares Offered issuable upon exercise of Warrants	Shares Beneficially Owned After Offering	Percentage Beneficially Owned[1,2]
Private Investors:
Jared Yu	145,000	145,000	0	0	*
1142981 B.C. Ltd.	62,500	62,500	0	0	*
Cayvan Consulting SEZC	32,500	32,500	0	0	*
Ben Grant	12,500	12,500	0	0	*
Nicholas Ayling	145,000	145,000	0	0	*
Jordan Tranel	15,000	15,000	0	0	*
Oceanside Strategies Inc.	75,000	75,000	0	0	*
Jared Yu	125,000	125,000	0	0	*
Steven Ferry	15,000	15,000	0	0	*
Cayvan Consulting SEZC	82,500	82,500	0	0	*
1142981 B.C. Ltd.	62,500	62,500	0	0	*
Ben Grant	12,500	12,500	0	0	*
Nicholas Ayling	125,000	125,000	0	0	*
David Zadak	100,000	100,000	0	0	*
Jordan Tranel	15,000	15,000	0	0	*
Oceanside Strategies Inc.	250,000	250,000	1,000,000	0	*
Shou-Su Yu	300,000	300,000	1,200,000	0	*
Cayvan Consulting SEZC	65,000	65,000	260,000	0	*
Nicholas Ayling Law Corporation	250,000	250,000	1,000,000	0	*
Ben Grant	27,500	27,500	110,000	0	*
I Financial Ventures Group LLC	380,000	380,000	1,520,000	0	*
David Zadak	200,000	200,000	800,000	0	*
Jordan Tranel	33,000	33,000	132,000	0	*
Steve Hall	2,000	2,000	8,000	0	*
Tsun Yee Law	10,000	10,000	40,000	0	*
Oceanside Strategies Inc.	20,000	20,000	80,000	0	*
Alice Black	31,250	31,250	125,000	0	*
Cayvan Consulting SEZC	16,250	16,250	65,000	0	*
DAT Holdings Inc.	10,000	10,000	40,000	0	*

Ben Grant	6,250	6,250	25,000	0	*
Nicholas Ayling Law Corporation	62,500	62,500	250,000	0	*
Atul Sabharwal	10,000	10,000	40,000	0	*
Jared Yu	62,500	62,500	250,000	0	*
Jordan Tranel	8,000	8,000	32,000	0	*
Teng Fei Liu	6,000	6,000	24,000	0	*
Joseph Ng	10,000	10,000	40,000	0	*
Jian Lin	20,000	20,000	80,000	0	*
Cambridge Consultants Inc.	10,000	10,000	40,000	0	*
Amber Primose	3,000	3,000	12,000	0	*
Rufat Abramov	8,000	8,000	32,000	0	*
Elbert Kwak	10,000	10,000	40,000	0	*
David Cleave	20,000	20,000	80,000	0	*
Helen Tin	6,000	6,000	24,000	0	*
Randall Van Eijnsbergen	30,000	30,000	120,000	0	*
Manuel Bally	40,000	40,000	160,000	0	*
Brandace A. Hughes	10,000	10,000	40,000	0	*
GPL Ventures LLC	20,000	20,000	80,000	0	*
Richard Primrose	3,000	3,000	12,000	0	*
LMK Inc.	10,000	10,000	40,000	0	*
Adam Cegielski	8,000	8,000	32,000	0	*
Buckingham Group Limited	10,000	10,000	40,000	0	*
Crystal Carson	10,000	10,000	40,000	0	*
Total	3,00 3 ,250	3,0 3 5,250	7,912,000	0	0%

* Less than 1%

____________________________

(1)Based on 8,886,416 shares outstanding as of June 30, 2018.

(2)BENEFICIAL OWNERSHIP:  Shares held include all shares beneficially owned by the respective selling stockholder. Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, involving the determination of beneficial owners of securities, a beneficial owner of securities is person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or shares, voting power and/or investment power with respect to the securities, and any person who has the right to acquire beneficial ownership of the security within sixty days through means including the exercise of any option, warrant or conversion of a security.

PLAN OF DISTRIBUTION

Offering by Company

This is a self-underwritten offering and our officers and directors will sell the shares directly to family, friends, business associates and acquaintances, with no commission or other remuneration payable to them for any shares they may sell.  There are no plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer.  In offering the securities on our behalf, they will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.  Our officers and directors will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions, as noted herein, under which a person associated with an Issuer may participate in the offering of the Issuer’s securities and not be deemed to be a broker-dealer:

1. Our officers and directors not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. Our officers and directors will not be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3. Our officers and directors are not, nor will be at the time of their participation in the offering, an associated person of a broker-dealer; and

4. Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or intends primarily to perform at the end of the offering, substantial duties for or on behalf of our company, other than in connection with transactions in securities; and (B) are not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).  Under Paragraph 3a4-1(a)(4)(iii), our officers and directors must restrict their participation to any one or more of the following activities:

(A) Preparing any written communication or delivering such communication through the mail or other means that does not involve oral solicitation by our officers and directors of a potential purchaser; provided, however, that the content of such communication is approved by our officers and directors;

(B) Responding to inquiries of a potential purchaser in a communication initiated by the potential purchaser; provided, however, that the content of such responses are limited to information contained in a registration statement filed under the Securities Act of 1933 or other offering document; or

(C) Performing ministerial and clerical work involved in effecting any transaction.

Our officers and directors do not intend to purchase any shares in this offering.

Hawkeye Systems, Inc. will receive all proceeds from the sale of the 5,000,000 shares being offered, with no minimum purchase requirement. The price per share is fixed at $2.00 for the

duration of this offering.   Although our common stock is not listed on a public exchange or quoted over-the-counter, we intend to seek to have our shares of common stock quoted on the OTCQB.  In order to be quoted on the OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock.  There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved.

Offering by Selling Shareholders

The common stock offered pursuant to this Prospectus by selling shareholders may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers at a price range of $2.00 to $4.00 per share in negotiated transactions or on whatever market is available. In the event the Company is listed on a qualifying market the selling shareholders may sell their shares at prevailing market prices.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents.  This does not include payment for any costs or expenses incurred by selling shareholders related to ownership or sales of their shares.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Penny Stock Rules

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system).

The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the

Commission, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

BLUE SKY RESTRICTIONS ON RESALE

There is no established public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities laws or securities regulations promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 400,000,000 shares of common stock with a par value $0.0001 per share. As of the date of this prospectus, there were 8,886,416 shares of our common stock issued and outstanding held by 43 shareholders of record and no shares of preferred stock were issued or are outstanding.

Common Stock

The following is a summary of the material rights and restrictions associated with our common stock.

The holders of our common stock currently have (i) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stock holders may vote. Please refer to the Company’s Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of the Company’s securities.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We do not have any outstanding shares of preferred stock, but the Company is authorized to issue up to 50,000,000 shares of preferred stock. The shares of Preferred Stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors.  The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of Preferred Stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.

Share Purchase Warrants

In connection with a private placement pursuant to which we sold 2,438,666 shares of our common stock at $.15 per share, we have (i) 2,438,666 Series A Warrants outstanding issuable at an exercise price of $.30 per share; (ii) 2,438,666 Series B Warrants outstanding issuable at an exercise price of $.50 per share; (iii) 2,438,666 Series C Warrants outstanding issuable at an exercise price of

$1.00 per share; and (iv) 2,438,666 Series D Warrants outstanding issuable at an exercise price of $2.00 per share.  All A, B and C warrants expire on June 30, 2019 and the D warrants expire on June 30, 2020

In connection with a private placement pursuant to which we sold 472,750 shares of our common stock at $.50 per share, we have (i) 945,500 Series A Warrants outstanding issuable at an exercise price of $1.00 per share; and (ii) 945,500 Series B Warrants outstanding issuable at an exercise price of $2.00 per share.  The Series A warrants expire on June 30, 2019 and the Series B warrants expire on June 30, 2020.

All warrants provide that no shareholder may exercise warrants resulting in their ownership of more than 5% of the outstanding stock at any given time.    By written notice to the Company, the Holder may increase or decrease this maximum percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Warrants.

Options

We have not issued and do not have any outstanding options to purchase shares of our common stock.

Transfer Agent

The Company’s transfer agent is Dynamic Stock Transfer, Inc., 14542 Ventura Blvd., Suite 205, Sherman Oaks, California 91403 (www.dynamicstocktransfer.com).  The telephone is (818) 465-3422 and their fax is (818) 465-3081.

Convertible Securities

We have not issued and do not have any outstanding securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock other than the warrants referenced above.

Market for Our Shares of Common Stock

As of the date of this filing, there is no public market for our securities. There has been no public trading of our securities, and, therefore, no high and low bid pricing. As of the date of this prospectus, we have 43 shareholders of record.

We plan to contact a market maker immediately following the completion of the offering and apply to have the shares quoted on the OTCQB.  The OTCQB is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter securities.  The OTCQB is not an issuer listing service, market or exchange.  Although the OTCQB does not have any listing requirements to be eligible for quotation on the OTCQB, issuers must remain current in their filings with the SEC.  Market makers are not permitted to begin quotation of a security of an issuer that does not meet this requirement.  Securities already quoted on the

OTCQB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time.  We cannot guarantee that our application will be accepted or approved and our stock listed and quoted for sale.  As of the date of this filing, there have been no discussions or understandings between the Company and any market maker regarding participation in a future trading market for our securities.

Rule 144 Shares

As of the date of this prospectus, we have issued 8,886,416 shares of common stock.  These shares are currently restricted from trading under Rule 144.

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 138,866 shares immediately after this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

DESCRIPTION OF BUSINESS

General

We were incorporated on May 15, 2018 in the State of Nevada.  From inception until the date of this filing we have had limited operating activities, primarily consisting of (i) the incorporation of our company, (ii) the development of our business plan, (iii) development of our products, (iv) recruiting and adding additional consultants and employees, (v) signing contracts for the business, and (vi) advancing the products with the U.S. military.

The Company is a technology company that is developing cutting edge optical imaging products for military and law enforcement markets to assist with intelligence, surveillance and reconnaissance (“ISR”). Other potential markets include commercial entertainment and outdoor sportsmanship activities. This “SOCOM to Commercial” model (United States Special Operations Command to Commercial) has worked well for other companies.

On June 7, 2018, the Company entered into a joint-venture partnership with Insight Engineering, LLC (“Insight”). On August 1, 2018, the Company and Insight incorporated Optical Flow, LLC and entered into an operating agreement (the “Joint Venture” or “Optical Flow”) which superseded the previous joint-venture partnership. Pursuant to the Joint Venture, the Company and Insight will co-develop high resolution imaging systems. Insight is a Nevada limited liability corporation that is led by Lucas Foster, who has two decades of experience working on advanced camera technology for entertainment/motion picture uses.

The Company currently owns fifty (50%) percent of the Joint Venture. Pursuant to the terms and conditions of the Joint Venture, the Company must contribute $2,000,000 to the Joint Venture over a 12-month period or it will forfeit its interest in the Joint Venture pro rata to funds raised.

Our financial statements from inception on May 15, 2018 through our fiscal period ended June 30, 2018 report no revenues and a net loss of $42,375.  Our independent auditor has issued an audit opinion for our Company which includes a statement expressing substantial doubt as to our ability to continue as a going concern.

Our business office is located at 7119 W. Sunset Blvd, #468, Los Angeles, CA 90046. (310) 606-2054.  Our telephone number is (310) 606-2054 and our website is currently under development.

Business Description

To date, the Company has contributed $ 3 50,000 of cash towards the Joint Venture. The Joint Venture is currently developing a wide field of view, single lens virtual reality imaging product.

Initially, these products are being designed to be able to be mounted to law enforcement and/or military personnel to record and stream high resolution images to a wifi or Bluetooth network, when required.

The Joint Venture also retained Terminal Horizon Operations and Resourcing, Inc. (doing business as “Thor International”). Thor International is assisting the Joint Venture with the CRADA and IWP (as defined herein).

On August 1, 2018 the Joint Venture and Insight entered into an exclusive and worldwide license for military and law enforcement purposes (the “License”) to use and build products derived from all technology, information, intellectual property and other materials for or relevant to the 360 degree visible and infrared spectrum single lens camera platform, including without limitation, all business plans, technical plans, specifications, templates, demonstration versions, hardware, equipment, software, devices, methods, apparatus, and product designs. The License is also subject to a five (5%) percent net sales royalty payable to Insight. The License will allow the Joint Venture to excel in developing a next generation body and head camera that sees behind the user and presents a clear and wide field of view. The Joint Venture will develop additional technology that may include further iterations of this system, and all the related mounting and charging technologies that facilitate its use.

The Board of Managers of the Joint Venture consists of Corby Marshall from the Company and Lucas Foster from Insight. If the Joint Venture has not achieved at least $1,500,000 in gross revenues and/or failed to file a patent application with respect to the licensed technology on or prior to the third anniversary of the date of entering into the Joint Venture (August 1, 2018) or has not achieved at least $7,500,000 in total sales on or prior to the fifth anniversary then Insight at its option may terminate the License.

A longer-term plan for the Joint Venture, through Insight, is to develop a next-gen version of Aerial PTZ (pan-tilt-zoom) cameras during long military surveillance flights - there are thousands of such PTZ camera balls in use with the U.S. Military. We call this the “AXA” platform. The AXA will entail the development of a larger ground and aerial platform-based stabilized system that is of Size, Weight and Power to allow for Ground Vehicular, Manned and Unmanned Aerial Systems deployment based on a networked system of similar or greater technical camera capabilities.

The AXA is intended to provide the military and law enforcement customer with a 360-degree, user-defined and customized, field of view in real-time that is exportable to multiple users or group outputs through various platforms simultaneously.  The AXA will also provide geo-location and range data to assist/confirm the objective imagery continuously.

Use of Proceeds for the Joint Venture

The Joint Venture intends to use the $2,000,000 ($150,000 has been contributed to date) that the Company will contribute over the 12-month period for the following purposes related to the head/body camera:

•20% of the funds for research and design;

•30% for building the early hardware prototypes;

•17.5% for software platform development;

•10% for product demonstrations and sales;

•15% for final refinements and inputs from customers; and

•7.5% for testing and certification.

Research and Development

Through the Joint Venture, the Company is conducting research and development for the further development of this imaging system for the body/head camera platform. The milestones over the next 12-months are:

•Design the single lens platform;

•Develop hardware design and source components;

•Sign a binding agreement with the imaging sensor provider;

•Produce working prototype(s); and

•Get user/client feedback on use cases and user requirements.

Longer-Term Plan

A longer-term plan for the Joint Venture, through Insight, is to develop a next-gen version of Aerial PTZ cameras for use during long-duration military surveillance flights - there are thousands of such PTZ Balls in use with the US Military. We call this the “AXA” platform. The AXA will entail the development of a larger ground and aerial platform-based system that is of Size, Weight and Power to allow for Ground Vehicular, Manned and Unmanned Aerial Systems deployment based on a networked system of similar or greater technical camera capabilities.

The AXA is intended to provide the military and law enforcement customer with a 360-degree, user-defined and customized, field of view in real-time that is exportable to multiple users or group outputs through various platforms simultaneously.  The AXA will also provide geo-location and range data to assist/confirm the objective imagery continuously.

Our research and development initiatives focus on next generation technology. We continue to develop new technologies to enhance existing products and services, and to expand the range of our offerings through research and development, licensing of intellectual property and acquisition of third-party businesses and technology.

Through Thor International, the Joint Venture is able to leverage a Cooperative Research and Development Agreement (the “CRADA”) with U.S. Special Operations Command (“USSOCOM”). The CRADA allows companies to work with USSOCOM to conduct research and development and utilize some of its facilities, vehicles, and personnel.

The Joint Venture is currently in discussions with the Joint Special Operations Command (“JSOC”) and after a presentation and demonstration with JSOC, the Joint Venture intends to advance its research and development with JSOC and ultimately achieve a Rapid Prototyping Project contract agreement that will provide for government-funded accelerated product improvement and enable mature technology to scale across the USSOCOM Enterprise and the Department of Defense Service Components. In July 2018, the Joint Venture conducted a field demonstration of the head/body camera platform to JSOC and also had a discussion regarding the capabilities of the AXA and JSOC’s requirements for the AXA.

JSOC is a sub-unified command of USSOCOM. JSOC is charged to study special operations requirements and techniques, ensure interoperability and equipment standardization, plan and conduct special operations exercises and training, and develop joint special operations tactics. JSOC is the United States’ premier military counter-terrorism force.

Through the CRADA, this project includes an individual work plan (“IWP”) with JSOC that is set to meet conditions of transition by the end of calendar year 2018. The IWP is in current and active staffing with SOCOM Program Executive Office-Fixed Wing (PEO-FW) as a sponsor.  Deliberate and collaborative staffing actions and discussion are on-going with formal In-Progress Reviews (IPR).

The IWP sets out what the parties (JSOC and Thor International) intend to achieve in the presentation, modification and implementation of the Joint Venture products. Throughout the

IWP, Thor International is required to submit progress reports to JSOC for its review. With regards to the AXA, the Company intends to advance the Joint Venture’s technology offering to the point of receiving a purchase contract from JSOC.

The following illustrates the steps included in a Thor International CRADA approach.

CRADA PROCESS
SELECTION PROCESS COMPLETE FOR CRADA CANDIDATES
COMPANY PROVIDED WITH CRADA DOCUMENT
CRADA SIGNED BY INDUSTRY PARTNER
SUBMISSION OF CRADA DOCUMENT TO JSOC AND SOCOM
SOCOM ADVISES OF CRADA SIGNATURE AND NUMBER
KICK OFF MEETING
INDIVIDUAL WORK PLAN (IWP) DEVELOPED
IWP STAFFED AND SIGNED BY SOCOM
WORK PLAN EXECUTED WITH PROGRESS REPORTS AND REVIEWS
PROTOTYPE SOLUTION
CLOSE OUT MEETING
TRANSITION?
YES
TRANSITION: COMBAT EVALUATION, CONTRACT, ETC.
NO
TERMINATE

The CRADA Process provides a technology integration deliberate research and development path with a government customer which progresses toward a transitional assessment.

Intellectual Property

The Joint Venture currently has a license to use and build products derived from all technology, information, intellectual property and other materials for or relevant to the 360 degree visible and infrared spectrum single lens camera platform, including without limitation, all business plans, technical plans, specifications, templates, demonstration versions, hardware, equipment, software, devices, methods, apparatus, and product designs, for military and law enforcement purposes. The License will allow the Joint Venture to excel in developing a next generation body and head camera that sees behind the user and presents a clear and wide field of view. The Joint Venture will develop additional technology that may include further iterations of this system, and all the related mounting and charging technologies that facilitate its use. As research and development is undertaken by the Joint Venture it will protect its intellectual property with U.S. and foreign patents and trademarks.

Hawkeye’s Position in the Industry and Competitiveness

The Hawkeye camera platform is being developed to greatly enhance the quality of imaging on body worn camera platforms. At this point we have developed a working prototype.   We believe

it will be different than our competitors because our system will produce up to a 4p steradian (depending on mounting position) image in nearly 8K resolution in both the visible light and infrared spectrums and will offer separate end-user customizable viewing in real-time. Currently, we believe there is a need for much better imaging in the law enforcement and military communities where body/head cameras are regularly utilized.

Through the Company’s joint venture with Insight, Lucas Foster is bringing his decades of experience and technical know-how to the Joint Venture. The 360 degree visible and infrared spectrum single lens camera platform and the AXA are working prototypes and are frequently used in the film and entertainment industries. The Joint Venture is developing and adapting these products for military and law enforcement purposes. While these products are currently functional in the film and entertainment industries, there is no guarantee that these products are developed sufficiently to meet the needs of military and law enforcement. Demonstrations have been conducted with the U.S. Special Forces and the Company intends to continue to develop and test the products throughout the CRADA process.

The AXA camera system provides an immediate two-fold revenue opportunity due to competitive technology superiority through our interaction with JSOC.  First, the AXA camera is fundamentally a linked set of cameras—which we call “Fly’s Eyes” — that have a high field-of-view (“FOV”) in each lens that can be stitched together almost instantaneously with the Insight software.  As such, the individual camera lens can be utilized in both separate and collective configurations.  This creates the opportunity for a single, lightweight camera with 6 degrees of freedom and a 4p Steradian Field-of-View to be marketed.  The 2nd revenue opportunity is to the AXA camera employment as a collective set of cameras in one fixed unit that provides the additional feature of being able to mensurate a position in a given time and space.  We will first discuss the Hawkeye competitive position in Industry with respect to the body worn camera.

The market for body worn camera platforms continues to evolve in response to changing technologies, shifting customer needs and expectations and the potential introduction of new products.  Even more importantly is the fact that the body camera market is being driven by litigation and government policy positions that require the use and capture of video streaming by law enforcement and military personnel.  As a consequence, not only is the market open to technology insertion but the consumer stakeholders are also in a ‘must-buy’ situation.

Competitors in this specific market with a focus on military and law enforcement include Axon Enterprises Inc., GoPro, Inc., and MOHOC, Inc. Continued evolution in the industry and technology shifts are creating opportunities for both established and new competitors. Key competitive factors include: product performance; product features; product quality and warranty; total cost of ownership; data security; data and information work flows; company reputation and financial strength; and relationship with customers.  However, no camera is providing a linkable feed opportunity that can provide command and control manipulation from an operations center without losing video capture feed from the originating camera position—meaning, where the camera was originally oriented.  Additionally, the value of Fly’s Eye camera in a body-worn configuration is that it can be developed to link similar views of perspective—this can be thought of in terms of a buddy-system employment of a group of cameras in close proximity to one another as they would be configured in a patrolling nature or during routine law enforcement activities.

This provides the opportunity for the view audience or audiences to ‘FLOW’ the camera to a view that is peripheral and outside the view of the human eye for early warning or post-event capture analysis.  For a military or law enforcement return on investment the Fly’s Eye camera provides a way to multiply the view and presence of the deployed force in a sector by literally providing them ‘eyes in the back of their head’. Post-arrest or detention this camera creates the ability to demonstrate threats that were present at the scene or 3rd party influencers (riot instigators, crowd actions, etc.) that are not currently available in a traditional Field-of-View camera.

The second revenue opportunity is from the collective camera configuration of the AXA system. This configuration allows for an immersive experience from the feed of multiple camera lenses and creates an immediate and sustained 4p steradian field of view that can be customized to single or multiple viewer desired perspectives depending on the viewers peripheral platforms, such as Oculus-like headset, steradian dome viewers, etc.  The additional value proposition of the AXA collective camera system is that because at least three (3) camera lenses are in a fixed-point position to a viewing area a mensuration of any point in the space of the field can be determined.  This means the military or law enforcement operations center can quickly allocate available assets to a location that is in the viewing area of the AXA system in any direction.  Also, with the advancement of the collective lens the light levels required to form a picture will also be reduced, therefore allowing for the capture of imagery during periods of limited visibility.

Overall, the AXA collective and individual camera system provide the Intelligence, Surveillance and Reconnaissance defense and law enforcement sector with, as yet, unforeseen customizable, multi-person consumable imagery in a 3D format that creates a live-virtual experience that can be practically exploited for training, operational targeting and protective early warning.  Optical Flow in conjunction with Thor International is leading the ISR industry technology integration with the most selective and capable military customer in the US Department of Defense.

Background Information on Employment Platforms—Manned and Unmanned Aerial Systems, Mobile and Static Ground surveillance systems, and Surface and Sub-Surface Maritime vessels and equipment.

The AXA camera system is platform agnostic. The size, weight and power configuration of the collective camera system as it is realized today allows it to be employed in/on/from air, ground and water-based surface platforms.  The market is wide open in each of these environmental areas, however, we believe the Unmanned Aerial System (“UAS”) market is prepared foremost to accept, employ and realize the post-production advantages of the AXA camera system.  Our best demonstration of this assessment is the realization of the USSOCOM JSOC CRADA IWP rapid advancement towards a transitional concept.

UAS

The market for small UAS has grown significantly since the early 2000s driven largely by the demands associated with the global threat environment and the resulting procurement by military customers, the early adopters for this technology. Small UAS now represent an accepted and enduring capability for the military. The U.S. military’s transformation into a smaller, more agile force that operates via a network of observation, communication and precision targeting technologies accelerated following the terrorist attacks of September 11, 2001, as it required improved, distributed observation and targeting of enemy combatants who operate in small groups, often embedded in dense population centers or dispersed in remote locations. We believe that UAS, which range from large systems, such as Northrop Grumman’s Global Hawk and General Atomics’ Predator, Sky Warrior,  Reaper and Gray Eagle, to small systems, such AeroVironment’s Raven, Wasp AE, Puma AE and Snipe, serve as integral components of today’s military force. These systems provide critical observation and communications capabilities serving the increasing demand for actionable intelligence, while reducing risk to individual “warfighters.” Small UAS can provide real-time observation and communication capabilities to the small units who control them.

Company Policies

The Company has adopted the following policies: (i) code of conduct policy; (ii) information security policy; and (iii) public company communication policy.

Employees

The Company currently has four (4) directors consisting of Corby Marshall (CEO & CFO), Yale Peebles, Lawrence Iwanski, and Nicolas Lin. The Joint Venture currently has Corby Marshall and Lucas Foster as its managers and it also has several vendors who are currently assisting with development of the body worn camera platform.

Our officers and directors currently donate their time to the development of the Company, and intend to do whatever is necessary in order to bring us to the point of earning revenues. We have no other employees, however we do foresee hiring employees and consultants in the future. We also plan to engage independent contractors and sub-contractors to design and develop our website, manage our internet marketing efforts and for the development of the payment processor.

The Joint Venture will continue to hire employees and contractors and license and acquire technologies in order to complete the research and development of the body and head camera and in the future, the AXA.

Legal Proceedings

The Company is not currently a party to any material legal proceedings and is not aware of any material threatened litigation.

Offices

Our current executive offices are provided by management of the Company.  We do not pay any rent, and there is no agreement to pay any rent in the future.  If we realize 50% participation or higher in this Offering, we will use some of the resulting proceeds to establish offices of our own.

RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently not listed on the OTCQB or any securities exchange.  There is no guarantee our common stock will ever meet the requirements for listing on the OTCQB or a securities exchange.

Holders of Common Stock

As of the date of this prospectus, we had 43 shareholders of record of our common stock.

Dividend Policy

We have never declared or paid cash dividends. We intend to retain earnings, if any, to support the development of the business and therefore, do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Certain statements contained in this prospectus, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, primarily with respect to the future operating performance of the Company and the products we expect to offer and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements. Future filings with the Securities and Exchange Commission, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

ACCOUNTING AND AUDIT PLAN

We intend to continue to have our financial statements reviewed or audited by BF Borgers CPA PC, our independent auditor.  Our independent auditor is expected to charge us approximately $2,500.00 to review our quarterly financial statements and approximately $7,500.00 to audit our annual financial statements. In the next twelve months, we anticipate spending at least $15,000.00 for our accounting and audit requirements.

SEC FILING PLAN

We will be required to file annual and periodic reports subsequent to the effectiveness of this Form S-1.  This means that we will file documents with the United States Securities and Exchange Commission.

We expect to incur filing costs of approximately $1,000 per quarter to support our quarterly and annual filings. In the next twelve months, we anticipate spending approximately $25,000 for legal costs in connection with our three quarterly filings and annual filing.

RESULTS OF OPERATIONS INCEPTION TO DATE

We have had no operating revenues since our inception on May 15, 2018 through the date of this prospectus. Our activities have been financed by the proceeds of share subscriptions. From our inception to the date of this prospectus we have raised a total of $659,425 from private offerings of our common stock.

Total expenses in the period of inception to June 30, 2018 were $42,375.  The operating loss for the period is a result of legal and professional fees required to form the Company and complete the joint venture and licensing arrangements.

LIQUIDITY AND CAPITAL RESOURCES

Our cash balance at June 30, 2018 was $334,650. We believe these cash reserves are sufficient to cover our expenses for the third quarter of 2018.  If we cannot raise any additional financing prior to the expiration of this timeframe, we believe we will be able to obtain loans from management in the future, if necessary, but have no agreement in writing.  Our current negative cash flow per month is less than $15,000, but will significantly increase after this offering as we commence further development of our products.

We are an emerging growth company and have generated no revenue to date.  Under a limited operations scenario to maintain our corporate existence, we believe we currently have sufficient funds on hand over the next 12 months to complete our regulatory reporting and filings.   However, we will require maximum participation in this Offering to implement our complete business plan. If we are successful, any money raised will be applied to the items set forth in the Use of Proceeds section of this prospectus.

There are no assurances that we will be able to obtain further funds required for our continued operations.  Even if additional financing is available, it may not be available on terms we find favorable.  Failure to secure the needed additional financing will have an adverse effect on our ability to remain in business.

PLAN OF OPERATION

Our plan of operations over the 12 month period following the successful completion of our offering is to continue to develop our products.  We estimate our annual cost will be approximately of $100,000 for being a “reporting issuer” under the Securities Exchange Act of 1934. In order to complete the development of our 360-degree head/body camera, the Company expects that it will need at least $1,850,000 pursuant to the Joint Venture.

GOING CONCERN CONSIDERATION

We have not generated any revenues since inception.  As of June 30, 2018 the Company had accumulated losses of $43,375.  Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern.  Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors. Our financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

OFF BALANCE SHEET ARRANGEMENTS

As of the date of this prospectus, there are no off-balance sheet arrangements.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation:

The financial statements present the balance sheet, statements of operations, stockholders' equity and cash flows of the Company. These financial statements are presented in United States dollars and have been prepared in accordance with U.S. generally accepted accounting principles.

Year End:

The Company has adopted June 30 as its fiscal year end.

Use of Estimates:

Preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents:

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits.  The company considers short-term, highly liquid investments that are readily convertible to known amounts of cash and that are so near their maturity that they present insignificant risk of changes in value because of changes in interest rate to be cash equivalents.

Income Taxes:

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. As of June 30, 2018, the Company reviewed its tax positions and determined there were no outstanding tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on the Company.

The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next 12 months.

Stock Subscription Receivable:

This balance relates to capital stock issued during the period for which payment has not been received by the Company at year end.

Net Loss per Share:

Net income (loss) per common share is computed and presented in both basic and diluted earnings per share (“EPS”) on the face of the income statement.

Basic loss per share includes no dilution and is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive loss per share reflects the potential dilution of securities that could share in the losses of the Company. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

Commitments and Contingencies:

Management of the Company is not aware any commitments or contingencies that would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Foreign Currency translation:

The Company’s functional and reporting currency is the US dollar. Foreign exchange items are translated to US dollars using the exchange rate prevailing at the balance sheet date. Monetary assets and liabilities are translated using the exchange rate at the balance sheet date. Non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at average rates for the period. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

Recent Accounting Pronouncements:

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors and Officers currently serving our Company is as follows:

Name[1]	Age	Positions and Offices
Corby Marshall	49	Chief Executive Officer. Chief Financial Officer and Director
Yale Peebles	53	Director
Nicolas Lin	31	Director
Lawrence Iwanski	51	Director

(1) All officers and directors c/o Hawkeye Systems, Inc., 7119 W. Sunset Blvd, #468, Los Angeles, CA 90046

The Director and Officers named above will serve until the next annual meeting of the stockholders or until their respective resignation or removal from office. Thereafter, Directors are anticipated to be elected for one-year terms at the annual stockholders’ meeting. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement, of which none currently exists or is contemplated.

Corby Marshall, Chief Executive Officer, Chief Financial Officer and Director

Corby Marshall is the founder, chief executive officer and director of Hawkeye Systems, Inc. Mr. Marshall is also chief executive officer of Hilltop Cybersecurity Chief Executive Officer of Hilltop Cybersecurity Inc. (CSE: CYBX) and the chief executive officer of Hilltop Security, Inc. Previously, Mr. Marshall was Senior Vice President of Alliances and Partnerships for AppOrbit; where he developed and led the go-to-market programs for all consulting, reseller, and solution partners. He previously led sales, consulting, marketing, and operations for several leading companies, including Metastorm (OpenText), Mercator (IBM), Niku and LabCorp. Corby is an expert at developing new programs and leading through transformational change; skills he honed during his service as an Airborne-qualified, Field Artillery Officer in the United States Army.  Mr. Marshall also speaks Portuguese.

Mr. Marshall is a distinguished graduate of the U.S. Military Academy at West Point. Mr. Marshall’s military career included time in Kuwait, Somalia and various other deployment areas as a Field Artillery Officer specializing in 155mm self-propelled artillery units.

Yale Peebles, Director

Mr. Peebles has focused his career on corporate development and strategy leading the function at a senior level for various corporations with a broad depth of industries and specialized start up knowledge.

As Vice President of Corporate Development and Strategy at Chromatin Inc., he spearheaded domestic and international acquisitions, partnerships and joint ventures.  His strategic planning included formation of a Sino-American JV for Nature’s Sunshine Products.  And as the Vice President of Strategy at Guilford Mills, a private equity portfolio company, he was instrumental in successfully positioning and selling of the private equity portfolio companies.

Mr. Peebles career began at Bain and Company after graduating from The Wharton School, University of Pennsylvania, MBA program.  Prior to that Yale graduated from the United States Military Academy at West Point, after which he served as an armor officer in the U.S. Army.

Mr. Peebles also serves on the board for Recycled Hydro Solutions Inc.

Lawrence Iwanski, Director

Mr. Iwanski brings more than 25 years of experience providing organizations with advisory, financial crimes advisory, fraud and investigative services, and operational and organizational leadership. In that time, he has worked across many industries, concentrating in financial services, manufacturing, logistics, construction and government.

Prior to joining Alvarez & Marsal, a consulting firm consisting of professionals involved in restructuring, tax, disputes and investigations, regulatory, and valuation, he was an Executive Director at a Big Four consulting firm, providing advisory and investigative services in the financial crimes arena. He was the Southeast Market Segment Leader for Anti-Money Laundering and Financial Crimes. Additionally, he served as Leader of the Financial Crimes Accounts Team.

He began his career in the U.S. Army as an UH-1 (Huey) and UH-60 (Blackhawk) helicopter pilot and test pilot. Mr. Iwanski is currently a Colonel in the U.S. Army Reserves and holds a U.S. Department of Defense Security Clearance.

Mr. Iwanski earned a bachelor's degree in economics from the United States Military Academy at West Point and a master's degree in accountancy from the University of Notre Dame. He is a Certified Public Accountant (CPA) licensed in Georgia and North Carolina, a Certified Anti-Money Laundering Specialist (CAMS), a Certified Anti-Money Laundering and Fraud Professional (CAFP) through the American Bankers Association, and holds the Certified in Financial Forensics (CFF) credential through the American Institute of Certified Public Accountants (AICPA). He is a member of the AICPA and the Association of Certified Anti-Money Laundering Specialists (ACAMS).

Nicolas Lin, Director

Nicolas Lin serves as Chief Executive Officer of Technovative Group, Inc. where he’s responsible for the overall growth strategy of the Company. Nicolas also serves as an Executive Director of Moxian, Inc., a Nasdaq-listed company. He is also a Director of Asia Pacific at TAG Asia Partners LLC, a New York based boutique investment bank. Between 2012 to 2017, Mr. Lin was a Manager at 8i Capital Limited, where he was involved in advising businesses to list in the United States and London, fund-raising and restructuring work. During his time at 8i Capital, Mr. Lin also served as a Director at Rebel Group, Inc., where he was focused on restructuring the business for its listing in United States. Prior to 8i Capital, from 2011 to 2012, Mr. Lin was an analyst at Chance Investment Inc., advising Chinese businesses on acquisition and fund-raising. Until 2012, he was the legal associate at FM Holdings Limited, where he was actively involved in the company’s restructuring and debt-financing.

Mr. Lin graduated from Queen Mary, University of London with LLB.

Principals of Insight Engineering, LLC , our Joint Venture Partner

Lucas Foster has produced or supervised more than 50 feature films, including Bad Boys, Crimson Tide, Dangerous Minds, The Mask of Zorro, Enemy of the State, Man on Fire, Mr. & Mrs. Smith and Law Abiding Citizen, among many others. Mr. Foster has managed dozens of projects and project teams numbering in the thousands, through completion.

Mr. Foster is a storyteller, filmmaker and businessman with many years of experience in development, production, marketing and distribution of films and television programs. Mr. Foster started the Warp Group of companies which have been in business for over 20 years. Mr. Foster is also the co- founder of HeadcaseVR – a leading edge virtual reality technology company.

Mr. Foster attended UCLA and Princeton University, where he studied applied sciences, and attended film school. Mr. Foster has spoken at the American Film Institute, UCLA Film School, USC Film School, New York University, the Tisch School of the Arts at NYU, Digital Hollywood, and at the Nokia Forum and various other content and media organizations concerned with the future intersection of media and technology.

DIRECTOR INDEPENDENCE

Our board of directors is currently composed of one member who does not qualify as an independent director under generally established guidelines . The independence definition generally includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our board of directors has not made a subjective determination as to its Director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  Had our board of directors made these determinations, our board of directors would have reviewed and discussed information provided by the directors and us with regards to each director’s business and personal activities and relationships as they may relate to us and our management.

SIGNIFICANT EMPLOYEES AND CONSULTANTS

We currently have no other significant employees.

RELATED PARTY TRANSACTIONS

None.

CONFLICTS OF INTEREST

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our Directors collectively.  The Board of Directors has not established an audit committee and does not have an audit committee financial expert, nor has the Board established a nominating committee.  The Board is of the opinion that such committees are not necessary since the Company is an early development stage company, and to date, the Directors have been performing the functions of such committees.  Thus, there is a potential conflict of interest in that our Directors have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

No director, person nominated to become a director, executive officer, promoter or control person of our company has, during the last ten years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes all compensation awarded to, earned by, or paid to our officers and directors for all services rendered in all capacities to us for the fiscal periods indicated.

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Inception to June 30, 2018	Salary ($)*	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)
Corby Marshall, Chief Executive Officer, Chief Financial Officer and Director		$0.00	$0.00	$0.00	None
Yale Peebles, Director		$0.00	$0.00	$0.00	None
Nicolas Lin, Director		$0.00	$0.00	$0.00	None
Lawrence Iwanski, Director		$0.00	$0.00	$0.00	None

Our Directors have not received monetary compensation since our inception to the date of this prospectus. We currently do not pay any compensation to Directors serving on our Board of Directors.

STOCK OPTION GRANTS

We have not granted any stock options to our officers or directors since our inception. Upon the further development of our business, we will likely grant options to directors, officers, employees, and consultants consistent with industry standards for businesses similar to ours.

EMPLOYMENT AGREEMENTS

The Company is not a party to any employment agreement and has no compensation agreement with any of its officers or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of the date of this prospectus, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 8,886,416 shares of our common stock issued and outstanding as of June 30, 2018. We do not have any outstanding warrants, options or other securities exercisable for or convertible into shares of our common stock.

Title of Class	Name and Address of Beneficial Owner	Number of Shares Owned Beneficially	Percent of Class Owned
Common Stock	Corby Marshall (1)	3,000,000	33.7%
Common Stock	Yale Peebles (1)	500,000	5.6%
Common Stock	Nicolas Lin(1)	500,000	5.6%
Common Stock	Lawrence Iwanski(1)	382,500 (2)	4.2%
Common Stock	Nicholas Ayling (1)(3)	582,500	6.6%
All Executive Officers and Directors as a Group (4 persons)		4,382,500	47.9%

(1)c/o Hawkeye Systems, Inc. 7119 W. Sunset Blvd, #468,Los Angeles, CA 90046.

(2)Consists of 166,500 shares of common stock issuable directly to Mr. Iwanski and 266,000 shares issuable upon the exercise of warrants.

(3) Consists of 270,000 shares held directly by Mr. Ayling and 312,500 shares held by Nicholas Ayling Law Corporation.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide to the fullest extent permitted by law that our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Nevada, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company or any of its parents or subsidiaries.  Nor was any such person connected with Hawkeye Systems, Inc. or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cutler Law Group, P.C. has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus.  BF Borgers CPA PC, our independent registered public accountant, has audited our financial statements for the period from inception to June 30, 2018, included in this prospectus and registration statement.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the shares of common stock in this offering.  This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement.  For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.  A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, DC 20549-6010, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and

Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.  The address of the site is www.sec.gov.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

BF Borgers CPA PC, is our registered independent auditor. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

Hawkeye Systems, Inc.

Index to Financial Statements

For the period from May 15, 2018 (inception) to June 30, 2018

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Hawkeye Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Hawkeye Systems, Inc. (the "Company") as of June 30, 2018, the related statement of operations, stockholders' equity (deficit), and cash flows for the period from May 15, 2018 (inception) to June 30, 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2018, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s BF Borgers CPA PC

BF Borgers CPA PC

Served as Auditor since 2018

Lakewood, CO

August 27, 2018

Hawkeye Systems, Inc.

Balance Sheet

June 30, 2018

Assets
Current assets:
Cash and cash equivalents	$334,650

Total current assets	334,650

Investment in joint venture (Cost: $150,000)	150,000

Total Assets	$484,650

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$12,800

Total current liabilities	12,800

Total liabilities	12,800

Preferred stock, $0.0001 par value, 50,000,000 shares authorized, no shares issued and outstanding as of June 30, 2018	-
Common stock, $0.0001 par value, 400,000,000 shares authorized, 8,886,416 shares issued and outstanding as of June 30, 2018	889
Additional paid-in capital	655,836
Stock subscription receivable	(142,500)
Accumulated deficit	(42,375)

Total stockholders’ equity	471,850

Total Liabilities and Stockholders’ Equity	$484,650

The accompanying notes form an integral part of these financial statements.

Hawkeye Systems, Inc.

Statement of Operations

For the period from May 15, 2018 (inception) to June 30, 2018

Revenue	$-

Expenses:
General and administrative expenses	1,075
Legal and professional expenses	41,300

Total expenses	42,375

Unrealized gain/(loss) on joint venture	-

Net loss	$(42,375)

Net loss per share – basic	$(0.010)

Net loss per share – diluted	$(0.00 6 )

Basic weighted average shares outstanding	4,443,208

Diluted weighted average shares outstanding	6,881,874

The accompanying notes form an integral part of these financial statements.

Hawkeye Systems, Inc.

Statement of Changes in Stockholders’ Equity

For the period from May 15, 2018 (Inception) to June 30, 2018

	Common Stock		Paid-in	Stock Subscription	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Receivable	Deficit	Equity
Balance – May 15, 2018 (Inception)	-	$-	$-	$-	$-	$-

Common stock issued for cash	8,886,416	889	350,662	-	-	351,551

Warrants issued	-	-	305,174	-	-	305,174

Stock subscription receivable	-	-	-	(142,500)	-	(142,500)

Net loss	-	-	-	-	(42,375)	(42,375)

Balance – June 30, 2018	8,886,416	$889	$658,836	$(142,500)	$(42,375)	$471,850

The accompanying notes form an integral part of these financial statements.

Hawkeye Systems, Inc.

Statement of Cash Flows

For the period from May 15, 2018 (inception) to June 30, 2018

Cash flows from operating activities
Net loss	$(42,375)
Increase in accounts payable and accrued liabilities	12,800
Net cash from operating activities	(29,575)

Cash flows from investing activities
Investment in joint venture	(150,000)
Net cash from investing activities	(150,000)

Cash flows from financing activities
Issuance of common stock for cash	514,225
Net cash from financing activities	514,225

Net increase in cash	334,650

Cash, beginning of period	-

Cash, end of period	$334,650

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$-
Income taxes	$-

Refer to Note 2 in the financial statements for disclosures over all non-cash investing and financing activities during the period.

The accompanying notes form an integral part of these financial statements.

Hawkeye Systems, Inc.

Notes to the Financial Statements

For the period from May 15, 2018 (inception) to June 30, 2018a

1.Nature of Operations and Organization of the Company

Hawkeye Systems, Inc., a Nevada corporation incorporated on May 15, 2018, is a technology company that is developing cutting edge optical imaging products for military and law enforcement markets to assist with intelligence, surveillance and reconnaissance (“ISR”).  Other potential markets include commercial entertainment and outdoor sportsmanship activities.  This “SOCOM to Commercial” (United States Special Operations Command to Commercial) model has worked well for other companies.

On June 7, 2018, the Company entered into a joint-venture partnership with Insight Engineering, LLC (“Insight”).  On August 1, 2018, the Company and Insight incorporated Optical Flow, LLC and entered into an operating agreement (the “Joint Venture” or “Optical Flow”) which superseded the previous joint-venture partnership. Pursuant to the Joint Venture, the Company and Insight will co-develop high resolution imaging systems.  Insight is a Nevada limited liability corporation that is led by Lucas Foster, who has two decades of experience working on advanced camera technology for entertainment/motion picture uses.

The Company currently owns fifty (50%) percent of the Joint Venture.  Pursuant to the terms and conditions of the Joint Venture, the Company must contribute $2,000,000 to the Joint Venture over a 12-month period or it will forfeit its interest in the Joint Venture pro rata to funds raised.

2.Summary of Significant Accounting Policies

Basis of presentation

The financial statements present the balance sheet, statements of operations, stockholders' equity and cash flows of the Company. These financial statements are presented in United States dollars and have been prepared in accordance with U.S. generally accepted accounting principles.

Year End

The Company has adopted June 30 as its fiscal year end.

Use of Estimates

Preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits.  The company considers short-term, highly liquid investments that are readily convertible to known amounts of cash and that are so near their maturity that they present insignificant risk of changes in value because of changes in interest rate to be cash equivalents. This balance includes $334,650 held in a trust account that is legal title of the Company. There were no cash equivalents as of June 30, 2018.

Hawkeye Systems, Inc.

2.Summary of Significant Accounting Policies (continued)

Investment in Joint Venture

The investment in the Joint Venture is accounted for by the Company using the equity method in accordance with FASB ASC 323.   The company current owns fifty percent of the Joint Venture. Pursuant to the terms and conditions of the Joint Venture, the Company must contribute $2,000,000 to the Joint Venture over a 12-month period or it will forfeit its interest in the Joint Venture pro rata to funds raised. As at June 30, 2018 the Company has contributed $150,000 to the Joint Venture and will make additional payments over the course of the year as follows:

-$200,000 USD on or before October 15, 2018,

-$350,000 USD on or before November 30, 2018,

-$300,000 USD on or before January 30, 2019,

-$500,000 USD on or before April 1, 2019,

-The remaining balance of $500,000 USD on or before June 15, 2019

The Joint Venture is currently developing a wide field of view, single lens virtual reality imaging product.  Initially, these products are being designed to be able to be mounted to law enforcement and/or military personnel to record and stream high resolution images to a wifi or Bluetooth network, when required.

Through the Joint Venture, the Company is conducting research and development for the further development of this imaging system for the body/head camera platform. The milestones over the next 12-months are:

•Design the single lens platform;

•Develop hardware design and source components;

•Sign a binding agreement with the imaging sensor provider;

•Produce working prototype(s); and

•Get user/client feedback on use cases and user requirements.

Joint Venture Balance sheet at June 30, 2018:

Cash	150,000
Total assets	150,000
Joint Venture’s equity	150,000

There were no operating activities with an impact to the Income Statement or the Statement of Cash Flows of the Joint Venture for the period from June 7, 2018 to June 30, 2018.

Investment in Joint Venture as at May 15, 2018	$-
Cash contributions to Joint Venture by Hawkeye	150,000
Company’s share of the Joint Venture net income for the period	-
Investment in Joint Venture value as at June 30, 2018	$150,000

Hawkeye Systems, Inc.

2.Summary of Significant Accounting Policies (continued)

Income Taxes

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. As of June 30, 2018, the Company reviewed its tax positions and determined there were no outstanding tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on the Company.

The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next 12 months.

Stock Subscription Receivable

This balance relates to capital stock issued during the period for which payment has not been received by the Company at year end. The balance receivable was collected in full by July 31, 2018.

Net Loss per Share

Net income (loss) per common share is computed and presented in both basic and diluted earnings per share (“EPS”) on the face of the income statement.

Basic loss per share includes no dilution and is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive loss per share reflects the potential dilution of securities that could share in the losses of the Company. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.    Anti-dilutive potential shares that have been excluded from the diluted EPS calculation includes 3,384,166 warrants with an exercise price of $1.00 and 3,384,166 warrants with an exercise price of $2.00.

Stock Purchase Warrants

The Company accounts for warrants issued to purchase shares of its common stock as equity in accordance with FASB ASC 480, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, Distinguishing Liabilities from Equity.

Commitments and Contingencies

The Company has committed to contribute $2,000,000 to the Joint Venture over a twelve month period as disclosed above. To date the Company has contributed $150,000 and has a commitment of $1,850,000 to the Joint Venture to be paid within the next 12 months.

Management of the Company is not aware any other commitments or contingencies that would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Hawkeye Systems, Inc.

2.Summary of Significant Accounting Policies (continued)

Foreign Currency Translation

The Company’s functional and reporting currency is the US dollar. Foreign exchange items are translated to US dollars using the exchange rate prevailing at the balance sheet date. Monetary assets and liabilities are translated using the exchange rate at the balance sheet date. Non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at average rates for the period. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.Going Concern

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The Company had an accumulated deficit of $42,375 as of June 30, 2018. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  The Company is dependent upon its ability, and will continue to attempt, to secure equity and/or debt financing.  There are no assurances that the Company will be successful and without sufficient financing it would be unlikely for the Company to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Hawkeye Systems, Inc.

4.Stockholders’ Equity

Common Stock

The Company has 400,000,000 shares of Common Stock authorized with a par value of $0.0001 per share and 50,000,000 shares of Preferred Stock authorized, with a par value of $0.0001 per share. As of June 30, 2018 there were 8,886,416 common shares outstanding and no shares of Preferred Stock are outstanding.

Effective May 15, 2018, 3,000,000 shares of common stock were offered and sold to Corby Marshall (Director, CFO and CEO of the Company), at a purchase price of $0.0001 per share.

Effective May 22, 2018, 2,362,500 shares of common stock were offered and sold to 14 investors at a purchase price of $0.01 per share. This included 1,250,000 shares to directors of the Company.

Effective June 1, 2018, 612,500 shares of common stock were offered and sold to 9 investors at a purchase price of $0.05 per share.

Effective June 15, 2018, 2,438,666 shares of common stock were offered and sold to 12 investors at a purchase price of $0.15 per share and include the option to purchase up to 9,754,644 shares via warrants at various exercise prices between $0.30 and $2.00.

Effective June 29, 2018, 472,750 shares of common stock were offered and sold to 29 investors at a purchase price of $0.50 per share and include the option to purchase up to 1,891,000 shares via warrants at exercise prices of $1.00 and $2.00.

Stock Purchase Warrants

As of June 30, 2018 there were warrants outstanding to acquire additional shares of stock that would have a dilutive effect on current shares outstanding, the warrants outstanding have been disclosed below:

Number of Warrants Outstanding	Exercise Price	Value
2,438,666	$0.30	$1,048,065
2,438,666	$0.50	$995,440
3,384,166	$1.00	$1,261,276
3,384,166	$2.00	$1,227,074

Stock purchased at $0.15 per share include the option to purchase warrants with an exercise price of $0.30, $0.50, $1.00 and $2.00. The warrants with an exercise price of $0.30, $0.50 and $1.00 are exercisable for one year from the initial investment for one share of the Company’s common stock and the warrants with an exercise price of $2.00 are exercisable for 2 years from the initial investment for one share of the Company’s common stock.

Stock purchased at $0.50 per share include the option to purchase warrants with an exercise price of $1.00 and $2.00. The warrants with an exercise price of $1.00 are exercisable for one year from the initial investment for two shares of the Company’s common stock and the warrants with an exercise price of $2.00 are exercisable for 2 years from the initial investment for two shares of the Company’s common stock.

Hawkeye Systems, Inc.

4.Stockholders’ Equity (continued)

The fair value of the warrants listed above was determined using the Black-Scholes option pricing model with the following assumptions:

Expected life:	1.0 to 2.0 years
Volatility:	265%*
Dividend yield:	0%**
Risk free interest rate:	2.33% to 2.52%***

* The volatility is based on the average volatility rate of three similar publicly traded companies

** The Company has no history or expectation of paying cash dividends on its common stock

*** The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant

All warrants were granted during the year ended June 30, 2018 and there were no warrants forfeited or exercised during the period.

5.Related Party Transactions

None noted during the period.

6.Subsequent Events

On August 1, 2018, the Company and Insight incorporated Optical Flow, LLC and entered into an operating agreement (the “Joint Venture” or “Optical Flow”) which superseded the previous joint-venture partnership. Pursuant to the Joint Venture, the Company and Insight will co-develop high resolution imaging systems.  On August 1, 2018 the Joint Venture and Insight entered into an exclusive and worldwide license for military and law enforcement purposes (the “License”) to use and build products derived from all technology, information, intellectual property and other materials for or relevant to the 360 degree visible and infrared spectrum single lens camera platform, including without limitation, all business plans, technical plans, specifications, templates, demonstration versions, hardware, equipment, software, devices, methods, apparatus, and product designs.  The License is also subject to a five (5%) percent net sales royalty payable to Insight.  The License will allow the Joint Venture to excel in developing a next generation body and head camera that sees behind the user and presents a clear and wide field of view.  The Joint Venture will develop and own additional technology that may include further iterations of this system, and all the related mounting and charging technologies that facilitate its use.

The Company’s Management has reviewed all other material events through the date of this report and there are no additional material subsequent events to report that have not already been disclosed within the aforementioned notes.

PROSPECTUS

HAWKEYE SYSTEMS, INC.

1 5 ,915,250 SHARES OF COMMON STOCK

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus.

You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the Issuer have not changed since the date hereof.

Until __________, 2018 (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS  SEPTEMBER 27__, 2018

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by Hawkeye Systems, Inc.

Item	Amount (US$)
SEC Registration Fee	$3,214.59
Transfer Agent Fees	1,000.00
Legal Fees	40,000.00
Accounting and Auditing Fees	20,000.00
Printing/Edgar filing Costs	500.00
Miscellaneous	5,285.41
TOTAL	$70,000.00

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our By-Laws provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter.

We have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

· indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

· advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

· obtain directors’ and officers’ insurance.

RECENT SALES OF UNREGISTERED SECURITIES

Since our inception on May 15, 2018, we have issued and sold the following securities without registration.

On May 31, 2018 we issued 3,000,000 shares to Corby Marshall, our Founder, CEO and director, at a deemed price of $.001 per share.

Effective June 30, 2018 we sold 2,362,500 shares to 9 accredited investors and 3 sophisticated investors at a price of $.01 per share.

Effective June 30, 2018 we sold 612,500 shares to 6 accredited investors and 3 sophisticated investors at a price of $.05 per share.

Effective June 30, 2018 we sold 2,438,666 shares to 9 accredited investors and 3 sophisticated investors at a price of $.15 per share.  Each share included (i) one Series A Warrant to purchase shares at $.30 per share, (ii) one Series B Warrant to purchase shares at $.50 per share, (iii) one Series C Warrant to purchase shares at $1.00 per share and (iv) one series D Warrant to purchase shares at $2.00 per share.  The A, B and C warrants expire June 30, 2019 and the D warrants expire on June 30, 2020

Effective June 30, 2018 we sold 472,750 shares to 28 accredited investors and 2 sophisticated investors at a price of $.50 per share.  Each share included (i) two Series A Warrants to purchase shares at $1.00 per share, and (ii) two Series B Warrants to purchase shares at $2.00 per share.  All warrants expire June 30, 2019.

We issued the foregoing restricted shares pursuant to Section 4(2) of the Securities Act of 1933.  Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was not made to anyone.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this registration statement.

Exhibit	Description

3.1	Articles of Incorporation of Registrant *
3.2	Bylaws of Registrant *
10.1	Joint Venture Agreement dated May 9,2018 *
10.2	Joint Venture Operating Agreement for Optical Flow, LLC dated August 1, 2018 *
10.3	Exclusive License Agreement between Insight Engineering LLC and Optical Flow, LLC dated as of August 1, 2018 *
10.4	Form of Subscription Agreement *
10.5	Form of Series A Warrant for $.15 stock issuance *
10.6	Form of Series B Warrant for $.15 stock issuance *
10.7	Form of Series C Warrant for $.15 stock issuance *
10.8	Form of Series D Warrant for $.15 stock issuance *
10.9	Form of Series A Warrant for $.50 stock issuance *
10.10	Form of Series B Warrant for $.50 stock issuance *
5.1	Opinion of Cutler Law Group, P.C. regarding the legality of the securities being registered
23.1	Consent of Cutler Law Group, P.C. (included in exhibit 5.1)
23.2	Consent of BF Borgers CPA PC

* Previously filed

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, California on August 27, 2018.

Hawkeye Systems, Inc. (Registrant) By: /s/ Corby Marshall Corby Marshall Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Corby Marshall, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-1 of Hawkeye Systems, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

August 27, 2018	By:	/s/ Corby Marshall
Name: Corby Marshall
Title: Chief Executive Officer, Chief Financial Officer and Director (principal financial, executive and accounting officer)
August 27, 2018	By:	/s/ Yale Peebles
Name: Yale Peebles
Title: and Director
August 27, 2018	By:	/s/ Nicolas Lin
Name: Nicolas Lin
Title: Director
August 27, 2018	By:	/s/ Lawrence Iwanski
Name: Lawrence Iwanski
Title: Director